Exhibit 2.5

Execution Version

ASSET PURCHASE AGREEMENT

AMONG

TELWARES, INC.,

VERCUITY SOLUTIONS, INC.

AND

TANGOE, INC.

Dated as of March 16, 2011

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EXHIBITS AND SCHEDULES

Exhibit A	—	Bill of Sale, Assignment and Conveyance
Exhibit B	—	Lease Assignments
Exhibit C	—	Assumption of Liabilities

Schedule 1A	—	Assumed Liabilities
Schedule 1B	—	Purchased Assets; Excluded Assets
Schedule 1C	—	Shared Assets
Schedule 2.3	—	Claw Back; Covered Services; Required Recurring Revenue Amount
Schedule 3.3	—	No Conflict
Schedule 3.6(b)	—	Reference Date Balance Sheet
Schedule 3.9	—	Litigation
Schedule 3.13	—	Contracts
Schedule 3.14(a)	—	Intellectual Property — Registrations
Schedule 3.14(b)	—	Intellectual Property — Licenses
Schedule 3.14(c)	—	Intellectual Property — Title
Schedule 3.15(a)	—	Real Property Leases
Schedule 3.15(b)	—	Additional Real Property Interests
Schedule 3.17(a)	—	Business Employees
Schedule 3.17(b)	—	Employee Benefit Plans
Schedule 3.20	—	Brokers’ Fees
Schedule 3.21	—	Insurance
Schedule 5.7(a)	—	Offered Employees
Schedule 5.7(e)(i)	—	Non-Offered Employees; Estimated Severance Amounts; Description of Severance Practices
Schedule 5.7(e)(ii)	—	Non-Offered Employees Severance Exceptions
Schedule 5.8	—	Customer Transition

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is executed as of March 16, 2011, by and among TELWARES, INC., a corporation incorporated under the laws of the State of Delaware (“Telwares”), VERCUITY SOLUTIONS, INC., a corporation incorporated under the laws of the State of Delaware and a subsidiary of Telwares (“Vercuity” and, together with Telwares, “Sellers”) and TANGOE, INC., a corporation incorporated under the laws of the State of Delaware (“Buyer”).  Sellers and Buyer are referred to collectively herein as the “parties”.

RECITALS

WHEREAS, Sellers own assets comprising the division of Sellers’ business known as the Telecom Expense Management (TEM) managed services/outsource business (the “Business”) which division provides managed services related to TEM, including global invoice process, chargeback and expense allocation, expense recovery, inventory/asset management, fixed and mobile device and service provisioning, bill payment and mobility help desk services; and

WHEREAS, Buyer wishes to purchase from Sellers, and Sellers wish to sell to Buyer, certain assets and liabilities of the Business, which assets and liabilities are hereinafter defined, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1            Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall mean the aggregate as of the Closing Date of all trade accounts receivable and similar rights to payment from customers of the Business including all payments-in-transit and trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business.

“Actual Recurring Revenue” shall mean the aggregate amount of recurring revenue recognized by Buyer from Covered Services during the last three (3) calendar months of the Claw Back Period multiplied by four (4); provided that, in the event the Covered Services are bundled with other services provided by Buyer, the amount equal to the recurring revenue that was being paid for the Covered Services immediately prior to bundling will be deemed attributable to the Covered Services for purposes of determining Actual Recurring Revenue.

“Assumed Contract Liabilities” shall mean any Collective Contingent Business Liabilities arising out of or relating to any Customer Contract that is included in the Purchased Assets.

“Assumed Liabilities” shall mean only the duties, liabilities or obligations of Sellers, if any, arising in connection with the items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically include all Assumed Contract Liabilities but specifically exclude, among other things, the Excluded Liabilities.

“Claw Back Period” shall mean the period beginning on the Closing Date and ending on June 30, 2012.

“Closing” shall mean the closing of the purchase and sale transaction contemplated by this Agreement.

“Closing Date” shall mean the date and time on which the Closing occurs, as specified in Section 2.7.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Contingent Business Liabilities” shall mean the following liabilities, excluding, however, Known Liabilities: (i) any liabilities arising from or relating to Sellers’ breaches, defaults or failures of performance under the Contracts prior to Closing; (ii) any Contingent Unknown Business Liabilities; and (iii) any warranty, performance, service level or similar liability to any customer arising out of or relating to any breach by Sellers of any obligation to such customer that occurred prior to the Closing.

“Contingent Non-Customer Contract Liability” shall mean any Collective Contingent Business Liability with respect to a Contract that is included in the Purchased Assets that is not a Customer Contract.

“Contingent Unknown Business Liabilities” shall mean contingent or unknown liabilities of the Business to the extent arising out of periods prior to Closing, but excluding the Known Liabilities and liabilities of the type described in clauses (ii) through (ix), inclusive, of the definition of Excluded Liabilities.

“Covered Services” shall mean those services currently purchased by the corresponding customers set forth on Schedule 2.3.

“Current Assets” shall mean all Accounts Receivable and prepaid expenses of Sellers and other assets of Sellers classified as current assets in accordance with GAAP, to the extent included in the Purchased Assets.

“Current Liabilities” shall mean all trade accounts payable and deferred revenue obligations (whether categorized as deferred revenue or as customer credits or deposits), accrued sales commissions, accrued costs of sales and amounts owing by Sellers to vendors and suppliers for goods and services provided in respect of the Business before the Closing Date but invoiced after the Closing Date, and other debts, liabilities and obligations of Sellers that are classified as current liabilities in accordance with GAAP, to the extent included in the Assumed Liabilities.

“Customer Contract” shall mean any Contract that is included in the Purchased Assets with any Person acquiring goods or services from Sellers pursuant to such Contract or otherwise acting in a “customer” capacity.

“Debt”, as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money; (b) all obligations of such Person evidenced by notes bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or accruals in the ordinary course of business); (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee benefit plan; (g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) guaranties, endorsements (other than for trade payables, collection or deposit in the ordinary course of business), and other contingent obligations of such Person otherwise to assure a creditor against loss; (i) all obligations of such Person secured by any Lien on any of such Person’s assets or property, whether or not the obligations have matured, other than Liens for Taxes not yet due and payable, and (j) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements; provided that, for the avoidance of doubt, “Debt” shall not include those items listed in Items 1 and 4 of Schedule 1A.

“Excluded Assets” shall mean those items listed as such on Schedule 1B hereto.

“Excluded Business” shall mean Sellers’ consulting services business.

“Excluded Contractual Liabilities” shall mean any liabilities arising out of or relating to any contract or agreement of Sellers (i) not included in the Purchased Assets or otherwise assigned to or assumed in whole or in part by Buyer pursuant to this Agreement, and (ii) for which rights are not passed through to Buyer pursuant to Section 5.1, excluding, however, Excluded Liabilities described in clauses (ii) through (ix), inclusive, of the definition of Excluded Liabilities.

“Excluded Liabilities” shall mean the following liabilities: (i) any Collective Contingent Business Liabilities other than any Assumed Contract Liabilities; (ii) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by Sellers, including without limitation as a result of the transactions contemplated by this Agreement, in each case other than Transfer Taxes that are the responsibility of Buyer pursuant to Section 5.5 and Property Taxes that are the responsibility of Buyer pursuant to Item 5 of Schedule 1A; (iii) except as otherwise expressly provided in this Agreement, any fees or expenses incurred by Sellers in connection with the transactions contemplated by this Agreement; (iv) any debt, payables or other liabilities of Sellers to Related Persons; (v) except as otherwise provided in Section 5.7, any liabilities of Sellers related to any employee benefit plan, including, without limitation, any 401(k), any profit sharing or pension plan, whether or not sponsored by Sellers, any deferred compensation payables, severance plan or policy, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations; (vi) any and all liability related to Sellers’ Real Property except as specifically set forth in the Lease Assignments or arising out of or relating to the Leases on or following Closing; (vii) any litigation currently pending against Sellers, including without limitation those matters set forth on Schedule 3.9; (viii) any liability or obligation constituting or related to any Debt of Sellers; (ix) any liability or obligation arising out of the Excluded Business, (x) any Excluded Contractual Liabilities; and (xi) any Known Liabilities, including any liability or obligation related to that certain Modified Agreement between Pueblo, a municipal corporation and MSS Group, Inc., dated April 22, 2003.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency, commission, state, municipality or other governmental authority or instrumentality, domestic or foreign, national or international.

“Intellectual Property” shall mean any or all intellectual property rights of any kind, including any of the following:  (i) all patents, patent applications, and all inventions and discoveries, whether or not patentable, technology, processes and invention disclosures; (ii) all computer software, applications, code and related items; (iii) all copyrights, copyrightable works, copyright registrations, and copyright applications relating to any media (including print, online or electronic); (iv) all trade names, logos, trademarks, and service marks, all registrations and applications therefor, and the goodwill associated therewith; (v) all web sites, website content and domain names (including registrations thereof); and (vi) all know-how, trade secrets, confidential information, customers lists, data, databases and technical information and, in all cases, all rights in, arising out of or associated therewith.

“Knowledge” — an individual will be deemed to have “Knowledge” of a fact or other matter if:

(a)           such individual is actually aware of that fact or matter; or

(b)           a prudent individual should discover or otherwise become aware of that fact or matter in the course of such individual’s duties as a director or officer of the relevant party after due inquiry regarding the accuracy of any representation or warranty contained in this Agreement .

Sellers will be deemed to have “Knowledge” of a particular fact or other matter if Adam Ableman, Alex Russo, Charles Corsillo, Joseph Pickel or Charlotte Yates have Knowledge of that fact or other matter (as set forth in (a) and (b) above).  Buyers will be deemed to have “Knowledge” of a particular fact or other matter if Albert R. Subbloie, Jr., Gary Martino or Don Farias have Knowledge of that fact or other matter (as set forth in (a) and (b) above).

“Known Liabilities” shall mean all obligations and liabilities of Sellers of which Sellers have Knowledge (without application of clause (b) of the definition of Knowledge, such that Sellers are deemed to have Knowledge of a particular obligation or liability only if the applicable Seller individuals listed in the definition of Knowledge are actually aware of such obligation or liability as of the date hereof), excluding (a) the Assumed Liabilities, and (b) Excluded Liabilities described in clauses (ii) through (ix), inclusive, of the definition of Excluded Liabilities.  For purposes of determining the Known Liabilities, only Sellers shall be deemed to have “Knowledge”.

“Leases” shall mean the real property leases listed on Schedule 3.15.

“Liens” shall mean all claims, liens, charges, pledges, security interests, options, or other encumbrances of any kind.

“Material Adverse Effect” means any circumstance, change in, or effect on, the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business taken as a whole is, or would reasonably be likely to be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), results of operations or the condition (financial or otherwise) of the Business taken as a whole; provided, that in no event shall any of the following, either individually or in the aggregate, be included in, constitute, or be taken into account in determining, a Material Adverse Effect or whether a Material Adverse Effect is reasonably likely to occur: (i) general economic, industry or market circumstances, changes or effects; (ii) changes or developments in laws or regulatory policies or interpretations or in accounting standards, principles or interpretations; (iii) changes or developments in political conditions (including acts of war, whether or not declared, armed hostilities, sabotage and terrorism and any escalation or worsening thereof); (iv) actions taken or not taken with the prior consent of Buyer; (v) changes or developments resulting from the announcement or the pendency of this Agreement, or from the proposed consummation of the transactions contemplated hereby (including compliance with the covenants and agreements set forth herein); or (vi) any failure by Sellers or the Business to meet any projections or forecasts (but not the underlying causes thereof); except, in the cases of clauses (i), (ii) or (iii), to the extent that the matters have a disproportionate effect on Business, taken as a whole, relative to other Persons who engage in the telecom or expense management business, and then only taking into account such disproportionate effect.

“Net Current Assets” shall mean the amount of Current Assets included in the Purchased Assets minus the amount of Current Liabilities included in the Assumed Liabilities.

“Non-Transferred Employees” shall mean all Non-Offered Employees together with all Offered Employees who do not accept Buyer’s offer of employment or who otherwise do not become Transferred Employees.

“Permitted Liens” means any: (a) Liens in respect of Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or similar statutorily imposed Liens (for the avoidance of doubt, other than in respect of Taxes) arising or incurred in the ordinary course, which do not and would not, individually or in the aggregate, materially interfere with or impede the conduct of the Business; (c) good faith deposits in the ordinary course of business in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits; (d) Liens not incurred in connection with the borrowing of money which do not, individually or in the aggregate, materially interfere with or impede the conduct of the Business; (e) Liens under the express terms of any Contract (but not including any limitation or Lien arising out of a breach or default under any such Contract other than any such breach or default caused by the assignment of such Contract to Buyer as contemplated by this Agreement); and (f) with respect to the real property, zoning, building code and other land use law regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property, or any restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, and agreements which an accurate survey, title search or inspection of the property would reveal in each case that would not have a Material Adverse Effect.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

“Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” shall mean the aggregate amount to be paid by Buyer to Sellers for the Purchased Assets and shall include the Closing Cash Consideration and the Deferred Cash Consideration.

“Purchased Assets” shall mean all of Sellers’ property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located, that are used by Sellers primarily for the conduct of the Business; including without limitation those items identified on Schedule 1B, but excluding the Excluded Assets.

“Records” shall mean, with respect to the Business, all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other similar data and information owned by Sellers and related to the Business, and includes all files and papers in the possession of Sellers’ accountants that relate to the Business and constitute the property of Sellers; provided, however, that, with respect to any Tax matter, Records shall include only copies of Returns to the extent relating to Property Taxes on the Purchased Assets.

“Reference Date” shall mean December 31, 2010.

“Reference Date Balance Sheet” shall mean the unaudited balance sheet of the Business as of the Reference Date.

“Related Person” shall mean any officer, director, stockholder, employee or consultant of either Seller or any holder of five percent (5%) or more of any class of stock of either Seller (other than Telwares in its capacity as stockholder of Vercuity) or any member of the immediate family of any such officer, director, stockholder, employee or consultant or any entity controlled by any of the foregoing (other than Vercuity in its capacity as a controlled subsidiary of Telwares).

“Required Recurring Revenue Amount” shall mean the amount set forth on Schedule 2.3 as the “Required Recurring Revenue Amount.”

“Shared Assets” shall mean all of Sellers’ property and assets, whether real, personal or mixed, tangible of intangible of every kind and description, wherever located, that are used by Sellers primarily in the conduct of the Excluded Business but also in the conduct of the Business, all of which are described on Schedule 1C.

“Sourcing Services” shall mean the delivery of advisory services and resources that help a company negotiate improved pricing, commercial terms and conditions, or establish new supplier relationships for global telecom (voice, data, mobile) services, IT infrastructure, software and outsourcing, for a fixed and/or contingent fee.

“Taxes” (or “Tax” where the context requires) shall mean all federal, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, value added, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

Section 1.2            Glossary of Terms.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Accountants	2.3(c)
Affiliate Indebtedness	3.23(a)
Agreement	Preamble
Bill Services Account	5.1(e)
Business	Recitals
Business Employees	3.17(a)
Business Financial Statements	3.6(b)
Business Revenue/Cost Statements	3.6(b)
Business-Related Taxes	3.18(a)
Buyer	Preamble
Buyer Subject Parties	5.9
Cap	6.8(a)
Claimed Set-Off	6.9(a)
Closing Balance Sheet	2.4(a)
Closing Cash Consideration	2.2(a)
Competitive Activities	5.2(a)
Contracts	3.13
Deferred Cash Consideration	2.2
EBITDA	6.1
Employee Letter	3.17(a)
Estimated Net Current Assets Amount	2.4(a)
Estimated Severance Amount	5.7(e)
Existing Telwares Customer	5.9(b)
Final Net Current Assets Amount	2.4(c)

Final Recurring Revenue	2.3(c)
Final Recurring Revenue Shortfall	2.3(c)
First Installment	2.2(b)
Fundamental Representations and Warranties	6.8
Hazardous Materials	3.16
In Transit Funding	5.1(e)
Increase in Purchase Price	2.4(d)
Indemnified Person	6.5
Indemnifying Person	6.5
IRS	2.10
Lease Assignments	2.8(c)
Losses	6.1
Missing Assets	2.1
Net Accounts Receivable Amount	2.5(a)
Net Current Assets Amount	2.4(b)
Non-Compete Period	5.2(i)(i)
Non-Offered Employees	5.7(e)
Offered Employees	5.7(a)
Parties	Preamble
Receivable Excess	2.5(b)
Receivables Determination Date	2.5(a)
Receivable Shortfall	2.5(b)
Recurring Revenue Shortfall	2.3(a)
Reduction in Purchase Price	2.4(d)
Returns	3.18(a)
Revenue Statement	2.3(b)
Second Installment	2.2(c)
Seller Plans	3.17(b)
Sellers	Preamble
Sellers Financial Statements	3.6(a)
Sellers Intellectual Property	3.14(c)
Seller Subject Parties	5.2(a)
Severance Amounts	5.7(e)
Sourcing Services Counterparties	5.9(b)
Telwares	Preamble
Territory	5.2(a)
Transfer Taxes	5.5
Transferred Employee	5.7(a)
Vercuity	Preamble

ARTICLE 2

SALE OF ASSETS; CLOSING

Section 2.1            Sale of Assets.  At the Closing, Sellers shall upon the terms and conditions set forth herein sell, assign, transfer, convey and deliver to Buyer all of Sellers’ right,

title and interest in and to all of the Purchased Assets in exchange for the Purchase Price.  It is intended that the consummation of the purchase and sale of the Purchased Assets will transfer the Business to the Buyer as a going concern and, to the extent that any material assets, properties or rights of Sellers, other than the Shared Assets, necessary to operate the Business in substantially the same manner as it was operated immediately prior to the Closing are not included in the Purchased Assets (the “Missing Assets”), Sellers and Buyer will take any and all actions reasonably necessary to transfer to Buyer, or provide Buyer with a valid right to use, such assets, properties or rights, at Sellers’ cost; provided that Sellers shall not be required to pay (i) continuing costs (such as ordinary course license or maintenance fees and Taxes related to the Missing Assets) that would have been payable by Buyer after Closing if the Missing Asset in question had been included in the Purchased Assets in a customary manner, (ii) any costs or expenses incurred by Buyer in connection with the transfer of any Missing Asset (whether internal or external), including without limitation any fees and expenses of counsel and any internal expense allocations or (iii) any consent or other similar fees payable to third parties in connection with the assignment or transfer to Buyer of any Missing Asset.

Section 2.2            Consideration.  The consideration payable by Buyer to Sellers for the Purchased Assets shall be $7,000,000 subject to the adjustments set forth in this Agreement, including without limitation in Sections 2.3, 2.4 and 2.5.  Buyer shall pay the purchase price as follows:

(a)           $4,500,000 in cash by wire transfer to Sellers at Closing (the “Closing Cash Consideration”);

(b)           $1,250,000 in cash by wire transfer to Sellers on March 16, 2012 (the “First Installment”); and

(c)           $1,250,000 in cash by wire transfer to Sellers on March 16, 2013 (the “Second Installment”).

The cash consideration payable as provided in clauses (b) and (c) above is referred to as the “Deferred Cash Consideration.”

Section 2.3            Claw-back.

(a)           Required Recurring Revenue.  In the event the Actual Recurring Revenue is less than the Required Recurring Revenue Amount (such deficiency is hereinafter referred to as a “Recurring Revenue Shortfall”) then, so long as Buyer has complied with its obligations pursuant to Section 2.3(e), the Second Installment of the Purchase Price shall be reduced on a dollar for dollar basis by the amount of the Recurring Revenue Shortfall, up to a maximum reduction of Five Hundred Thousand Dollars ($500,000).

(b)           Revenue Statement.  Within sixty (60) days after the end of the Claw Back Period, Buyer will prepare in good faith and deliver to Sellers a recurring revenue statement setting forth the Actual Recurring Revenue (the “Revenue Statement”).  The Revenue Statement shall be prepared in accordance with GAAP.

(c)           Objection.  The Revenue Statement and the Recurring Revenue Shortfall set forth therein shall be deemed accepted by Sellers and binding unless Sellers send Buyer a written objection thereto within thirty (30) days following Sellers’ receipt thereof.  In the event that Sellers deliver a timely written objection as aforesaid, and Buyer and Sellers are unable to resolve such objection within thirty (30) days after Buyer is notified of Sellers’ objection, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants of national recognition and standing having offices in the Hartford, Connecticut area that has not had a material relationship with Buyer or Sellers, as jointly selected by Buyer and Sellers (the “Accountants”).  The Accountants shall prepare their resolution statement within forty-five (45) days of appointment.  In the event that the parties are unable to agree on the identity of the Accountants, then the firm to be used shall be selected by lot from among the “Big 4” accounting firms having offices in the Hartford, Connecticut area, other than those firms which have had a material relationship with Buyer or Sellers.  The Actual Recurring Revenue and resulting Recurring Revenue Shortfall proposed by Buyer, as adjusted by agreement of Sellers and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Sellers in accordance with this paragraph, shall be binding on the parties hereto (the “Final Recurring Revenue” and the “Final Recurring Revenue Shortfall”).  Buyer, on the one hand, and Sellers, on the other hand, shall each pay their own expenses of preparing and analyzing the Final Recurring Revenue and the Final Recurring Revenue Shortfall and resolving objections thereto.  The fees and expenses of the Accountants used to resolve objections will be borne equally by Buyer, on the one hand, and Sellers, on the other hand.

(d)           Payment of Recurring Revenue Shortfall.  In the event that there is a Final Recurring Revenue Shortfall, Buyer shall recover such shortfall by set-off against the Deferred Cash Consideration as further set forth in Section 6.9.

(e)           Conduct of Business During Claw Back Period.  During the Claw Back Period, Buyer shall conduct the Business in a commercially reasonable manner and shall use commercially reasonable efforts to maintain Actual Recurring Revenue.

Section 2.4            Net Current Assets Adjustment to Purchase Price.

(a)           Estimated Net Current Asset Adjustment for Closing.  Buyer and Sellers agree that the Purchase Price payable to Sellers shall be (i) reduced to the extent that the Net Current Assets as of Closing are less than $800,000 or (ii) increased to the extent that the Net Current Assets as of Closing are more than $800,000.  For purposes of estimating at Closing the Purchase Price adjustment to be made pursuant to this Section 2.4, Sellers have prepared in good faith and provided to Buyer an estimated balance sheet of the Business as of the Closing Date together with an estimated statement of the Net Current Assets of the Business as of the Closing Date (together, the “Closing Balance Sheet”).  In the event the Net Current Assets as set forth on the Closing Balance Sheet are (i) less than $800,000, the Closing Cash Consideration shall be reduced by an amount equal to such difference on a dollar for dollar basis or (ii) more than $800,000, the Closing Cash Consideration shall be increased by an amount equal to such excess on a dollar for dollar basis (the amount of Net Current Assets set forth on the Closing Balance Sheet are referred to as the “Estimated Net Current Assets Amount”).

(b)           Final Balance Sheet, Final Net Current Assets. Within sixty (60) days following the Closing Date, Buyer will prepare, or cause to have prepared, in good faith and deliver to Sellers a statement of the Net Current Assets of the Business as acquired by Buyer (the “Net Current Assets Amount”).

(c)           Objection.  Buyer’s statement of the Net Current Assets Amount shall be deemed accepted by Sellers and binding unless Sellers send Buyer a written objection thereto within thirty (30) days following Sellers’ receipt thereof.  In the event that Sellers deliver a timely written objection as aforesaid, and Buyer and Sellers are unable to resolve such objection within thirty (30) days after Buyer is notified of Sellers’ objection then, within five (5) business days after such failure to resolve the matters in dispute, the matters in dispute shall be submitted for final and binding determination to the Accountants.  The Accountants shall prepare their resolution statement within forty-five (45) days of appointment.  The Net Current Assets Amount proposed by Buyer, as adjusted by agreement of Sellers and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Sellers in accordance with this paragraph, shall constitute the “Final Net Current Assets Amount” and shall be binding on the parties hereto.  Buyer, on the one hand, and Sellers, on the other hand, shall each pay their own expenses of preparing and analyzing the Final Net Current Assets Amount and resolving objections thereto.  The fees and expenses of the Accountants used to resolve objections will be borne equally by Buyer, on the one hand, and Sellers, on the other hand.

(d)           Post-Closing Payment.  In the event that the Final Net Current Assets Amount is (i) less than the Estimated Net Current Asset Amount, then Buyer shall be entitled to recover such shortfall (such shortfall is referred to as a “Reduction in Purchase Price”) by set-off against the First Installment of the Deferred Cash Consideration; provided that, to the extent the amount of the Reduction in Purchase Price exceeds the amount of the First Installment of the Deferred Cash Consideration, Sellers shall pay to Buyer the amount of such Reduction in Purchase Price within fifteen (15) days after receipt of written demand therefor; or (ii) more than the Estimated Net Current Assets Amount, then Sellers shall be entitled to recover such excess amount (such excess amount is referred to as an “Increase in Purchase Price”) and Buyer shall pay to Sellers the amount of such Increase in Purchase Price by increasing on a dollar for dollar basis the amount of the First Installment of the Deferred Cash Consideration.

(e)           Access to Information.  Solely in connection with the preparation, review and resolution of the Revenue Statement, statement of Net Current Assets and Receivable Shortfall or Receivable Excess:

(i)            Buyer shall give Sellers and their accountants reasonable access to the books and records of the Business, and shall cause employees of Buyer to cooperate with them and provide them with all information reasonably requested, all after receiving reasonable notice from them of their requirements and reaching agreement as to mutually convenient times for review; and

(ii)           Buyer and Sellers, to the extent within their respective control, shall give to each other and their agents access to the books, financial records, work papers and other materials and documents used or produced in connection with the preparation or determination of the Revenue Statement, statement of Net Current Assets and Receivable Shortfall or Receivable Excess.

Section 2.5            Accounts Receivable Adjustment to Purchase Price.

(a)           Receivable Shortfall or Excess.  Subject to compliance with the other provisions of this Section 2.5, Buyer and Sellers agree that the Purchase Price payable to Sellers shall be (i) reduced by the amount (if any) by which the Accounts Receivable collected by or paid to Buyer as of the date that is thirty (30) days prior to the date upon which payment by Buyer of the First Installment is due (the “Receivables Determination Date”) are less than the difference obtained by subtracting (A) the total amount of bad debt or similar reserves for Accounts Receivable, in each case, included in the Net Current Assets (as finally determined pursuant to Section 2.4) from (B) the Accounts Receivable included in the Net Current Assets (as finally determined pursuant to Section 2.4) (such difference, the “Net Accounts Receivable Amount”) and (ii) increased by the amount (if any) by which the Accounts Receivable collected by or paid to Buyer as of the Receivables Determination Date exceed the Net Accounts Receivable Amount.

(b)           Adjustment to Purchase Price.  Within fifteen (15) days following the Receivables Determination Date, Buyer shall prepare and furnish to Sellers a statement setting forth the Accounts Receivable and all payments made thereon, calculated as of the Receivables Determination Date, and the amount, if any, owing from Sellers to Buyer pursuant to Section 2.5(a) (a “Receivable Shortfall”) or from Buyer to Seller pursuant to Section 2.5(a) (a “Receivable Excess”).  In the event that there is (i) a Receivable Shortfall, then Buyer shall be entitled to recover such Receivable Shortfall by set-off against the Deferred Cash Consideration (applied first against the First Installment); provided, that to the extent such Receivable Shortfall exceeds the amount of the First Installment of the Deferred Cash Consideration, then Sellers shall pay the difference to Buyer within fifteen (15) days after receipt of written demand therefor; or (ii) a Receivable Excess, then the First Installment shall be increased on a dollar for dollar basis by the amount of the Receivable Excess.

(c)           Collection of Accounts Receivable.  Between the Closing Date and the Receivables Determination Date, Buyer (i) shall (A) use commercially reasonable efforts to collect the Accounts Receivable, provided that Buyer shall not be obligated to resort to litigation, (B) use no less lenient methods and expend at least substantially similar resources in collecting the Accounts Receivable as are used or expended by Buyer and its affiliates to collect any accounts receivable of the Business originating following the Closing Date and (ii) shall not defer, write off or compromise any Accounts Receivable without the prior written consent of Sellers.

(d)           Consultation with Sellers.  At Sellers’ request, Buyer shall consult with Sellers and reasonably consider and take into account in good faith Sellers’ input with respect to the collection of any unpaid Accounts Receivable from and after Closing and shall provide Sellers and their representatives with all information reasonably requested by Sellers relating to such Accounts Receivable and the collection thereof.

Section 2.6            Buyer’s Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the

Purchased Assets, at the Closing Buyer shall assume only those duties, liabilities or obligations of Sellers included in the Assumed Liabilities.

Section 2.7            Closing; Effective Time.  The Closing shall take place immediately following the execution hereof (via facsimile, telephone, mail and/or other mutually acceptable means of communication and delivery) simultaneously at the offices of Buyer’s counsel, Shipman & Goodwin LLP in Hartford, Connecticut and Sellers’ counsel, Latham & Watkins LLP in New York, New York.  The Closing shall become effective without further action of either party at the close of business on the date hereof.

Section 2.8            Deliveries by Seller at Closing.  At the Closing, Sellers shall convey, transfer, assign and deliver to Buyer, and Buyer shall acquire and accept from Sellers, all of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Liens (except Permitted Liens).  The Sellers shall deliver to Buyer:

(a)           A Bill of Sale in the form of Exhibit A, and such assignments and other instruments of transfer as Buyer may reasonably request, including without limitation, with respect to the transfer of all registered Sellers Intellectual Property (as such term is defined in Section 3.14 hereof) included in the Purchased Assets and applications therefor;

(b)           Termination statements relating to the releases of Liens (other than Permitted Liens) on the Purchased Assets;

(c)           A Lease Assignment and Assumption with respect to each Lease being assigned at Closing, among the applicable Seller(s), Buyer and the landlord under such Lease, each in the form agreed to between the parties and attached hereto as Exhibit B, fully executed by the applicable Seller(s) (the “Lease Assignments”);

(d)           Good Standing Certificates of recent date for Vercuity from the Secretary of State of the States of Delaware, New Jersey and Colorado and for Telwares from the Secretary of State of Delaware;

(e)           A Secretary’s Certificate with respect to each Seller’s Certificate of Incorporation, By-laws, director resolutions authorizing this Agreement and the transactions contemplated hereby and officer incumbency; and

(f)            Such other documents and instruments as Buyer may reasonably request to better evidence or effectuate the transactions contemplated hereby.

Subject to Section 5.1, simultaneously with the delivery referred to in this Section 2.8, the parties shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.  It is understood and agreed that any Purchased Assets in the possession or control of any Transferred Employee shall be deemed to be in the actual possession and operating control of Buyer and to have been assigned, transferred, conveyed and delivered to Buyer for all purposes under this Agreement.

Section 2.9            Deliveries by Buyer at Closing.  At the Closing, Buyer shall deliver to Sellers:

(a)           Assumption Agreement in the form attached hereto as Exhibit C, fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities and accepts the Purchased Assets;

(b)           The Lease Assignments, fully executed by Buyer;

(c)           Buyer shall pay to Sellers the Closing Cash Consideration pursuant to Section 2.2(a);

(d)           A Secretary’s Certificate with respect to Buyer’s Certificate of Incorporation, By-laws, director and stockholder resolutions authorizing this Agreement and the transactions contemplated hereby and officer incumbency;

(e)           The Bill of Sale, fully executed by Buyer; and

(f)            Good Standing Certificate of recent date for Buyer from the Secretary of State of the State of Delaware.

Section 2.10         Allocation of Purchase Price.  The parties agree that the Purchase Price, along with the Assumed Liabilities, shall be allocated among the Purchased Assets and the non-competition covenants contained in Section 5.2 based upon allocation principles which are reasonable and consistent with applicable law, including Section 1060 of the Code.  Buyer shall provide Sellers with a draft of Buyer’s allocation schedule within one hundred eighty (180) days following the Closing Date for Sellers’ review and comment.  Buyer and Sellers shall seek in good faith to agree on the allocation schedule but in the event they are unable to agree, Buyer, on the one hand, and Sellers, on the other hand, may use their respective allocation schedules in filing any Return with the Internal Revenue Service (“IRS”) or in other filings made with any other governmental or regulatory authority.  If the Purchase Price is adjusted pursuant to Section 2.3, 2.4, 2.5 or 6.11, the allocation shall be adjusted in a manner consistent with the foregoing procedures.  Each of Buyer and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Buyer as follows, except as set forth in the schedules (it being understood and agreed that any matter disclosed in the schedules pursuant to any Section or subsection of the Agreement whose relevance or applicability to any other Section or subsection of this Agreement is reasonably apparent on its face shall be deemed to be disclosed with respect to all such other Sections or subsections, notwithstanding the omission of a reference or cross-reference thereto):

Section 3.1            Organization and Power.  Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each Seller has full power and authority to own its properties and conduct the business presently being conducted by it.  Each Seller has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

Section 3.2            Authorization.  The execution, delivery and performance of this Agreement by each Seller has been duly authorized and approved by all requisite corporate action on the part of the respective directors and officers of each Seller.  This Agreement constitutes the valid and binding obligation of each Seller and is enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3            No Conflict.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) except as set forth on Schedule 3.3, violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to either Seller, or any permit, license or approval of any Governmental Entity included in the Purchased Assets, (b) conflict with any provision of either Seller’s Certificate of Incorporation or By-laws or any resolution of the board of directors of either Seller, (c) create any Lien (other than a Permitted Lien) upon any of the Purchased Assets, or (d) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity.

Section 3.4            Title to Purchased Assets.  Sellers have good, valid and marketable title to all of the Purchased Assets (other than the Leases, which are addressed by Section 3.15, and other than the Seller Intellectual Property, which is addressed by Section 3.14), free and clear of all Liens other than Permitted Liens.  No other party has any rights or claims to possession of any of the Purchased Assets, other than Permitted Liens.  Except as provided in the express terms of any Contract, none of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict either Seller’s ability to transfer the Purchased Assets to Buyer as contemplated herein, other than the Permitted Liens; provided that the Permitted Liens do not restrict either Seller’s ability to transfer the Purchased Assets to Buyer.  The Purchased Assets and the Shared Assets constitute all material assets, rights and properties used by Seller to operate, or necessary to operate, the Business as presently operated by Seller.

Section 3.5            Condition of Purchased Assets.  All of the tangible personal property included in the Purchased Assets which is material to the conduct of the Business is in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business by Sellers.

Section 3.6            Financial Statements.

(a)           Sellers have delivered to Buyer financial information respecting Sellers (the “Sellers Financial Statements”), as follows:  (i) audited consolidated balance sheet for Sellers for each of the years ended December 31, 2007, December 31, 2008 and December 31, 2009; and (ii) audited consolidated profit and loss statements for Sellers for each of the years ended December 31, 2007, December 31, 2008 and December 31, 2009.  The Sellers Financial Statements were derived from the books and records of Sellers and fairly present in all material respects the financial position and results of operations of Sellers for the periods then ended and the financial position of Sellers at the dates thereof and were prepared in accordance with GAAP, except as otherwise expressly noted therein.

(b)           Sellers have delivered to Buyer financial information respecting the Business (the “Business Financial Statements”), as follows: (i) an unaudited statement of  all  assets and all liabilities of the Business as of the Reference Date (the “Reference Date Balance Sheet”); (ii) the related unaudited statement of revenues and costs with respect to the Business as of the Reference Date; (iii) an unaudited statement of  all  assets and  all  liabilities of the Business as of December 31, 2009; and (iv) the related unaudited statement of revenues and costs with respect to the Business as of December 31, 2009 (the “Business Revenue/Cost Statements”).  The Business Revenue/Cost Statements fairly present, in all material respects, Sellers’ historical revenues, direct costs and allocated indirect costs of the Business in conformity with GAAP, except for the absence of footnotes thereto and for ordinary year-end adjustments or as described on Schedule 3.6(b).  In preparing the Business Revenue/Cost Statements, Sellers have reflected all costs (both direct and indirect) of doing business using the methodology set forth on Schedule 3.6(b) for allocating costs that cannot be directly attributed to the Business.  The Business Financial Statements were prepared using Sellers’ books of account which provide a fair and accurate basis for the preparation of the Business Financial Statements.

Section 3.7            Accounts Receivable; Credits.  Except as set forth on Schedule 3.6(b), there are no material outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Sellers prior to the Closing Date.

Section 3.8            Pre-Bill.  Sellers have not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred by the Business subsequent to the Closing Date, except in the ordinary course of the Business and consistent with Sellers’ prior practices, with a corresponding current liability included on the Reference Date Balance Sheet.

Section 3.9            Litigation.  Except as set forth on Schedule 3.9, (a) there is no suit, action or proceeding pending against either Seller or, to the Sellers’ Knowledge, the employees of either Seller relating to the Business, the Purchased Assets, or the transactions contemplated hereby and (b) neither Seller nor the Business is subject to any order of a Governmental Entity relating to the Business, the Purchased Assets, or the transactions contemplated hereby.

Section 3.10         Compliance with Law.  Sellers have all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Sellers have conducted the Business and properly filed all necessary reports in all material respects in accordance with applicable laws and regulations.

Section 3.11         Absence of Undisclosed Liabilities.  To Sellers’ Knowledge, there are no liabilities or obligations of Sellers, either accrued, contingent or otherwise, related to or arising from the Business which are not reflected in the Reference Date Balance Sheet or this Agreement or the Schedules hereto, except (i) as have been incurred in the ordinary course of business since the Reference Date and which would not reasonably be likely to have a Material Adverse Effect on the Business or (ii) as would not be material to the Purchased Assets or the Business taken as a whole.

Section 3.12         Absence of Certain Changes.  Since the Reference Date, neither Seller with respect to the Business, nor the Business has:

(a)           suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

(b)           suffered any material damage, destruction or loss, whether or not covered by insurance, adversely affecting its properties or the Business;

(c)           declared or paid or agreed to declare or pay any dividends or distributions of assets of the Business other than cash or cash equivalents;

(d)           mortgaged, pledged, hypothecated or otherwise encumbered any of its material assets, tangible or intangible, other than Permitted Liens;

(e)           sold or transferred any of its material assets, property or rights, or canceled or agreed to cancel any of its debts or claims, in each case, except for fair value or in the ordinary course of business;

(f)            suffered any Material Adverse Effect caused by its relationships with customers or employees or its contracts with customers;

(g)           incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any organized labor dispute;

(h)           increased the amount of its Debt by more than $25,000 in the aggregate;

(i)            entered or agreed to enter into any agreement granting any preferential rights to purchase a material part of its assets, property or rights;

(j)            engaged in any practice that would reasonably be considered to be “channel stuffing” or “trade loading”;

(k)           made any change in the accounting practices or methods followed by it;

(l)            consummated any corporate restructuring or changed its constitutive documents;

(m)          materially increased the level of compensation or benefits for any employee except for salary of other compensation increases in the ordinary course of business with respect to employees other than those at or above the “management” level;

(n)           entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect; or

(o)           entered into an agreement to do any of the foregoing.

Section 3.13         Contracts.  Schedule 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements included in the Purchased Assets (the “Contracts”), each of which was entered into, arrived at or conducted on behalf of the applicable Seller with appropriate authority and in accordance with such Seller’s customary practices.  Except as set forth on Schedule 3.13, each Seller has fulfilled all material obligations required pursuant to the Contracts to have been performed by such Seller prior to the date hereof.  Neither Seller nor, to Sellers’ Knowledge, the other parties to such Contracts, arrangements and understandings are in default thereof and all Contracts are valid and in effect.  Schedule 3.13 identifies each Contract which grants any Person a Lien (other than a Permitted Lien) on all or any part of the Purchased Assets.  No customer, supplier or vendor of the Business has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with the Business, to materially and adversely change the relationship, to substantially reduce the volume of business it currently does with the Business or to refuse to renew any Contract when it expires.  Except as set forth on Schedule 3.13, there are not, and since January 1, 2007, there have not been, any material claims (whether or not resulting in litigation or threatened litigation) by customers of the Business pursuant to any warranty, milestone, benchmark or performance standard or other similar commitments of Sellers.

Section 3.14         Intellectual Property.

(a)           Schedule 3.14(a) sets forth a list of all registrations and applications therefor with respect to Intellectual Property that is owned by Sellers and used primarily in the Business.

(b)           Schedule 3.14(b) sets forth a list of all material Intellectual Property that is not owned by a Seller and is used primarily in the Business (other than commercially available desktop computer software programs licensed non-exclusively under “shrink wrap” or other comparable standard form licenses) and a list of each license or other agreement under which any Sellers Intellectual Property is used primarily in the Business.

(c)           Except as disclosed in Schedule 3.14(c), Sellers possess all right, title and interest in or have the right to use all material Intellectual Property used in the conduct of the Business as presently conducted, including, without limitation, the Intellectual Property set forth on Schedule 3.14(a) and Schedule 3.14(b) (“Sellers Intellectual Property”), free and clear of all Liens other than Permitted Liens, and, giving effect to any consents set forth on Schedule 3.14(c), the execution, delivery and performance of this Agreement shall not materially affect or alter any material right to use any Sellers Intellectual Property nor result in the levying of any material fees, costs or penalties against Sellers or the Business.

(d)           The use of Sellers Intellectual Property by Sellers does not infringe on or violate the Intellectual Property of any Person in any material respect, and no Person has infringed or violated the Sellers Intellectual Property in any material respect.

(e)           All Persons who have contributed to the creation, invention or development of Sellers Intellectual Property owned by Sellers have assigned to Sellers all of their material rights therein or such rights have accrued to Sellers by operation of law.  Sellers take all reasonable actions to protect and maintain (i) any know-how, trade secrets, confidential information, customer lists or data basis that are Sellers Intellectual Property, including, without limitation, executing confidentiality and non-disclosure agreements with employees and contractors, and (ii) the confidentiality, integrity and security of its software, databases, systems, networks, and Internet websites, and information stored or contained therein or transmitted thereby, and all transactions consummated in connection therewith, from any unauthorized use, access, interruption or modification by third parties, including, without limitation, the use of reliable encryption protection (or an equivalent).

(f)            Sellers take commercially reasonable actions to back up their software, databases and systems in a manner sufficient to enable resumed or continued functioning in all material respects following a hardware, telecommunications or related interruption or failure.

(g)           Sellers’ proprietary software and software licensed and used in the conduct of the Business substantially conform to all written specifications for their use in the conduct of the Business as currently conducted, and to the Knowledge of Sellers are substantially free of bugs, errors, viruses and other contaminants.

(h)           To the Knowledge of Sellers, no material proprietary software product owned by either Seller and distributed in connection with the Business is currently required to be distributed in source code form by the GNU General Public License or any other “open source” license agreement, nor is Seller in material violation of any such agreement.

Section 3.15         Real Property.  Schedule 3.15(a) describes all leases of real property used, in whole or in part, in connection with the operation of the Business.  Sellers have delivered to Buyer a true, correct and complete copy of the Leases and any and all amendments thereto.  The Leases (as amended) are legal, valid, binding, enforceable against the applicable Seller and in full force and effect and represent the entire agreement between the landlord thereunder and the applicable Seller with respect to the property subject thereto.  To Sellers’ Knowledge, nothing impairs either Seller’s ability to enforce its rights under the Leases against the landlord.  The applicable Seller has undisturbed possession of the premises subject to the Leases and the Leases are in full force and effect and such Seller is entitled to the benefits of the Leases in accordance with the terms thereof.  Neither Seller has received any notice of a breach or default under any Lease, and neither Seller has granted to any other Person any material rights, adverse or otherwise, under any Leases.  Neither Seller nor (to the Knowledge of Sellers) any other party to any Lease, is in breach or default in any material respect, and, to the Knowledge of  Sellers, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under any Lease.  There is no material dispute between the applicable Seller and any landlord under the Leases and no waiver, indulgence or postponement of such Seller’s obligations thereunder has been granted by any Landlord. The rental set forth in each of the Leases is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.  Other than the leasehold interests created by the Leases, the Shared Assets or as set forth on Schedule 3.15(b), Sellers hold no interests in real property of any kind that are used in connection with the Business.  The premises subject to the Leases are not subject to any zoning ordinance, Lien, or other restriction or encumbrance which would reasonably be expected to have a Material Adverse Effect.  To the Sellers’ Knowledge, there is no planned or threatened taking or condemnation of all or any part of such premises.

Section 3.16         Environmental Matters.  This Section 3.16 shall constitute the sole representations of Seller with respect to environmental matters.  Sellers are not now nor have they been in the past three (3) years in material violation of any applicable statute, law or regulation applicable to the Business relating to the environment or occupational health and safety in connection with the premises subject by the Leases or the conduct of the Business, and no material expenditures are or will be required from lessees in order to comply with any such existing statute, law or regulation in connection with the premises subject to the Leases or the conduct of the Business.  No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by or in connection with the Business or, to the Knowledge of Sellers, by any other Person on any real property subject to Leases, or owned or occupied by Sellers in connection with the Business, in a manner that would reasonably be expected to subject the Sellers to any environmental liability.  For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state and/or federal laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

Section 3.17         Labor; ERISA.

(a)           Schedule 3.17(a) sets forth a list of each employee of the Business as of the Closing Date (the “Business Employees”).  Except as disclosed to Buyer in the Employee Letter (as defined below) or the disclosure schedule, neither Seller is a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor, to Sellers’ Knowledge, has there been any unionization activity, in each case related to the Business Employees.  With respect to the Business Employees, Sellers have complied in all material respects with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, employment insurance, workers’ compensation, Social Security, payroll, withholding and similar Taxes.  Sellers have separately provided to Buyer (to the extent permitted by applicable law) in a letter (the “Employee Letter”) their respective employers (i.e. the entity that is their current employer), the current salaries or hourly rates, any commission or bonus compensation owing or received during the last twelve (12) months, any agreed severance entitlements, job title, length of employment or date of hire, dates and amounts of the most recent increases in salary, accrued vacation and all other amounts owing to all Business Employees, and a description of all benefits provided to Business Employees.  No Business Employee has given any written notice or, to Sellers’ Knowledge, made any threat to (i) cancel or otherwise terminate his or her relationship with the Business or (ii) not accept employment with Buyer, if employment is offered with compensation and benefits (including with respect to severance) that are not less favorable in the aggregate than the compensation and benefits provided to such Business Employee immediately prior to Closing.  Except as disclosed to Buyer in the Employee Letter or the disclosure schedule and subject to applicable statutory rights, there exists no written contracts of employment with any of the Business Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable law and no inducements to accept employment with any party were offered to any Business Employees which have the effect of increasing the period of notice of termination to which any such employee is entitled.  All

Business Employees have been paid to the date of this Agreement all amounts payable on account of salary, bonus, payments and commissions.

(b)           Schedule 3.17(b) lists “employee benefit plans” as defined in Section 3(3) of ERISA and any other plans in which Business Employees, or any beneficiary thereof, is entitled to participate or to receive benefits (including without limitation, equity, deferred compensation, severance, retirement, and medical or life insurance) (“Seller Plans”).  Sellers have furnished Buyer with a complete and accurate copy of each such plan.  No such plan requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee, and Sellers do not or have not contributed to or maintained a “multiemployer plan” (as defined in ERISA Section 3(37)) with respect to the Business Employees.

Section 3.18         Taxes.

(a)           Sellers have prepared and filed or caused to be prepared and filed, all federal, state, provincial, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns relating to Taxes (“Returns”) concerning or attributable to the Purchased Assets or the Business (such Taxes, “Business-Related Taxes”) which Sellers are required to file and such Returns were true and accurate in all material respects and were completed in accordance with applicable law in all material respects when filed.

(b)           Sellers have (i) paid all Business-Related Taxes they are required to pay and (ii) withheld with respect to Business Employees all Taxes, required to be withheld, and Sellers have not been delinquent in the payment of any such Tax nor is there any Tax deficiency outstanding, proposed or assessed against either Seller with respect to such Taxes.

(c)           No audit or other examination of any Return of Sellers is presently in progress with respect to Business-Related Taxes, nor have Sellers been notified of any request for such an audit or other examination.

(d)           The representations and warranties set forth in Sections 3.18(a), 3.18(b) and 3.18(c) refer only to the past activities of Sellers or with respect to the Business and are not intended to serve as representations to or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

Section 3.19         Capitalization; Relationships with Related Persons.  To Sellers’ Knowledge, except for the Shared Assets, no Related Person has any interest in any material property (whether real, personal, or mixed and whether tangible or intangible) used in the Business as presently conducted.  To Sellers’ Knowledge, except for the Shared Assets or Business Employees, no Related Person of Sellers is a party to any Contract.

Section 3.20         Brokers.  Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder’s fees or similar compensation arising out of or due to any act of or on behalf of Seller in connection with the transactions contemplated by this Agreement.

Section 3.21         Insurance.  Sellers are adequately insured in respect of the Business and the Purchased Assets, in amounts and against risks that are commercially reasonable.  Schedule 3.21 lists all policies of insurance and bonds covering the assets and operations of Sellers relating to the Business as of the date hereof.  All of such insurance policies and bonds covering Sellers and the Business are in full force and effect and no written notice of termination of any such insurance policies or bonds has been received by Sellers.  Sellers have not received any written communication or other written notice regarding any actual or possible refusal of any coverage or rejection of any claim related to the Business.

Section 3.22         Powers of Attorney.  No Person has any power of attorney to act on behalf of either Seller in connection with any of the Purchased Assets or the Business other than such powers to so act as normally pertain to the officers of each Seller.

Section 3.23         Solvency.

(a)           Without taking into account demand notes and other indebtedness owed by either Seller to any affiliate(s) of such Seller (“Affiliate Indebtedness”), Sellers are not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement.  As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Sellers exceeds the present fair saleable value of Sellers’ assets.

(b)           Without taking into account Affiliate Indebtedness, immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Sellers will be able to pay their liabilities as they become due in the usual course of their business; (ii) Sellers will not have unreasonably small capital, given their circumstances; (iii) Sellers will have assets (calculated at fair market value) that exceed their remaining liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Sellers in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Sellers will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Sellers.

Section 3.24         Certain Payments.  Since January 1, 2005, neither Seller nor, to Sellers’ Knowledge, any director, officer, agent, or employee of either Seller, or any other Person associated with or acting for or on behalf of either Seller, has directly or indirectly with respect to the Business (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Sellers or any affiliate of Sellers, or (iv) in violation of any statutes, laws or regulations, or (b) established or maintained any fund or asset that has not been recorded in the books and records of Sellers with the intent of concealing such fund or asset.

Section 3.25         Statements not Misleading.  To Sellers’ Knowledge, no representation or warranty of any Seller hereunder is false or inaccurate in any material respect or contains any untrue statement of a material fact or omits to state any fact necessary to make the statements contained herein not misleading.

Section 3.26         Limitation on Warranties.

Except as expressly set forth in this Agreement, Sellers disclaim all liability and responsibility for any representation, warranty, covenant, agreement, or statement made or information communicated (orally or in writing) to Buyer by Sellers or any of their affiliates, or by any advisor or representative thereof, whether by use of a “data room,” in any information memorandum or otherwise.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.  THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EXCEPT AS CONTAINED IN THIS AGREEMENT, AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

Section 4.1            Organization and Power of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it.  Buyer has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

Section 4.2            Authorization.  The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite corporate action on the part of its directors and officers, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors’ rights generally and by equitable principles including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3            No Conflict.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer’s Certificate of Incorporation or By-laws or any resolution of the board of directors of Buyer, (c) result in any material violation of, and will not materially conflict with, or result in a material breach of any terms of, or constitute a material default under, any mortgage, license, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity.

Section 4.4            Statements not Misleading.  To Buyer’s Knowledge, no representation or warranty of Sellers hereunder is false or inaccurate in any material respect or contains any untrue statement of a material fact or omits to state any fact necessary to make the statements contained herein not misleading.

ARTICLE 5

COVENANTS

Section 5.1            Further Assurances; Cooperation.

(a)           Each of the parties will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by the other parties as necessary to consummate and effectuate the transactions contemplated by this Agreement.  The parties shall take or shall cause to be taken such other reasonable actions as may be required to more effectively transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets and Assumed Liabilities as contemplated by this Agreement.  In the event that any of the Purchased Assets was not able to be conveyed, transferred and assigned to Buyer at Closing because Buyer agreed to close despite any waiting or notice period that has not expired or any consents or approvals for such conveyance, transfer and assignment that were not obtained, then the legal interest in Purchased Assets shall not be conveyed, transferred and assigned unless and until such waiting or notice period shall have expired or until approval, consent or waiver thereof is obtained.  Sellers and Buyer shall use commercially reasonable efforts to cooperate in obtaining such consents or approvals as may be necessary to complete such transfers as soon as practicable following the Closing and to fully consummate such transfers thereupon.  Without limiting Sections 2.3, 2.4 or 2.5 or Article 6, the failure to obtain any consents or approvals prior to execution of this Agreement shall not affect Buyer’s obligations to pay, or cause to be paid, the Purchase Price upon Closing in accordance with this Agreement.  To the extent that there are Missing Assets, Sellers and Buyer will take any and all actions reasonably necessary to transfer to Buyer, or provide Buyer with a valid right to use, the Missing Assets, at Sellers’ cost; provided that Sellers shall not be required to pay (i) continuing costs (such as ordinary course license or maintenance fees) that would have been payable by Buyer after Closing if the Missing Asset in question had been included in the Purchased Assets in a customary manner, (ii) any costs or expenses incurred by Buyer in connection with the transfer of any Missing Asset (whether internal or external), including without limitation any fees and expenses of counsel and any internal expense allocations or (iii) any consent or similar fees payable to third parties in connection with the assignment or transfer to Buyer of any Missing Asset.  Nothing in this Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Purchased Assets which, as a matter of law or by the terms of any legally binding contract to which either Seller is subject, is not assignable without the consent of any other Person, unless such consent shall have been given or the parties mutually agree to forego any request for such consent.  Pending the consummation of the assignments, conveyances and transfers referred to in this Section 5.1, Sellers shall hold any such non-transferred Purchased Assets for the benefit and at the risk of Buyer and until so consummated shall cooperate and enter into, and shall use commercially reasonable efforts to cause any applicable third parties to enter into, arrangements reasonably satisfactory in form and substance to Buyer and Sellers providing for the allocation to, and control by, Buyer of the benefits and rights of ownership of such Purchased Assets as if such assignments, conveyances and transfers had been consummated with respect to such Purchased Assets; provided, however, that in no event shall this Section 5.1 be deemed to require Sellers to pay any money to any third party in order to obtain any such third party’s consent.

(b)           Sellers will, after Closing and at Buyer’s sole cost and expense, reasonably cooperate with Buyer, afford to Buyer’s accountants reasonable access during normal business hours and upon reasonable advance notice to such books and records as are necessary or appropriate for the purposes of, and permit Buyer’s appropriate officers, employees and accountants to meet during normal business hours and upon reasonable advance notice with the officers, employees and accountants of Sellers responsible for Sellers’ financial statements, the internal controls of Sellers and the disclosure controls and procedures of Sellers to discuss such matters as Buyer may reasonably deem necessary or appropriate for Buyer to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2003 and any rules and regulations relating thereto, and to prepare any audited statements of the Business for the periods ending December 31, 2008, December 31, 2009 and the Closing Date required by the Securities and Exchange Commission or any national securities exchange upon which shares of Buyer or its affiliates are registered; provided, that no such access, disclosure or discussion shall interfere with the ordinary conduct of business of Sellers.

(c)           Without limiting Section 5.1(a), from and after the Closing Date, the appropriate information technology professionals of each party shall continue to work in good faith to effect the migration and transfer of information technology of the Business included in the Purchased Assets from Sellers to Buyer to the extent such migration and transfer has not been completed as of the Closing.  Sellers and Buyer shall reasonably cooperate with one another in connection with such transfer and shall provide one another with reasonable assistance and take or cause to be taken such other reasonable actions as may be required in order to complete the migration and transfer of such information technology to Buyer as soon as practicable following the Closing.

(d)           Without limiting Section 5.1(a), Sellers will use commercially reasonable efforts to effect the transfer of any employees of Seller currently located or customarily working at any of the premises of the Business included in the Purchased Assets to new locations as soon as possible following the Closing Date.  In connection with the foregoing, Buyer will provide approximately four (4) employees with reasonable access and continued usage of the premises of the Business located in Greenwood Village, Colorado during normal business hours for no longer than thirty (30) days from the Closing Date and approximately five (5) employees with reasonable access and continued usage of the premises of the Business located in Parsippany, New Jersey during normal business hours for no longer than thirty (30) days from the Closing Date, it being understood and agreed that the parties shall cooperate and take such reasonable actions as may be necessary to minimize disruption to the conduct of Buyer’s business and to protect one another’s confidential information during such periods.

(e)           The Purchased Assets include Contracts under which Sellers currently perform, and after Closing Buyer will perform, bill paying services for certain customers.  Sellers receive third party invoices that are to be paid by Sellers on behalf of such customers. Such customers deposit with Sellers into that certain bank account maintained at Wells Fargo, account number 5058062179 (including any subaccounts thereunder, the “Bill Services Account”), monies for the payment of specific third party invoices.  Sellers will allow Buyer to use the Bill Services Account in the ordinary course as a transition service to Buyer, until such time as Buyer establishes the necessary accounts and instructs Sellers that the funds set forth in the Bill Services Account shall be transferred to Buyer but in any event for no longer than six (6) weeks from the Closing Date.  Upon such instructions by Buyer or expiration of such six week period, as applicable, Sellers shall transfer to Buyer by wire transfer all customer deposits in the Bill Services Account less the dollar amount of customer invoices that have been paid by Sellers where funding for such invoices have not been received by Sellers (“In Transit Funding”).  Seller will cause all In Transit Funding to be re-directed to Buyer, or if that is not feasible, will receive and then promptly pay to Buyer the In Transit Funding.  Sellers shall have no liability to Buyer, any customers of Buyer, Wells Fargo, or any their respective affiliates, direct or indirect equity-holders, officers, directors, employees, agents or representatives for any actions taken pursuant to this Section 5.1(e) and Buyer hereby agrees to indemnify and hold Sellers harmless for any losses incurred by Sellers to the extent resulting therefrom or otherwise from Buyer’s use of the Bill Services Account.

Section 5.2            Sellers Covenants not to Compete.

(a)           Non-Competition.  For the applicable Non-Compete Period (as that term is defined below), Sellers shall not, directly or through any other Person controlled by (through contract, equity ownership or otherwise) or acting at the direction or on behalf of Sellers (collectively, the “Seller Subject Parties”), anywhere in the world (the “Territory”) engage in competition with Buyer or an affiliate thereof, in any manner or capacity (e.g., as an advisor, principal, agent, partner, member, officer, director, shareholder, employee, member of any association, or otherwise), in the Business (together, the “Competitive Activities”).  Seller Subject Parties shall not knowingly own, participate in the ownership of, lend money, guarantee loans, make gifts of money or other property, or otherwise lend financial or other assistance in any form to any Person, firm, association, partnership, venture, corporation or other business entity which is engaged in, or will within the Non-Compete Period engage in, any of the Competitive Activities.

(b)           Limitation on Covenant.  Notwithstanding anything in this Agreement to the contrary, (i) ownership by any Seller Subject Party, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 5.2 and (ii) subject to Section 5.2(c), no Seller Subject Party shall be restricted from engaging in the consulting business currently conducted by any Seller Subject Party (including without limitation the provision of sourcing or advisory services and the related referral or recommendation from time to time (whether or not for a fee) of services and products provided by Persons who engage in the Business or in competition with the Business).

(c)           Customers.  In addition to the restrictions set forth above, for a period of two (2) years from the Closing Date, no Seller Subject Party shall solicit any Person who as of the date hereof is a customer or client of the Business, for business which is competitive with the Business (including without limitation, the referral or recommendation (whether or not for a fee) to such customers or clients of services and products provided by Persons who engage in the Business or in competition with the Business).

(d)           Employees.  For a period of two (2) years from the Closing Date, no Seller Subject Party shall, either on such Person’s own account or in conjunction with or on behalf of any other Person, firm or company, employ, solicit, knowingly entice away or attempt to employ, solicit or knowingly entice away from Buyer or any affiliate of Buyer any Transferred Employee; provided, that nothing herein shall restrict or prevent any Seller Subject Party from (i) making generalized searches for employees by the use of advertisements or in the media or engaging search firms to engage in searches, in each case, that are not targeted or directed by any Seller Subject Party at the Transferred Employees, (ii) hiring or employing any Transferred Employee responding to any such general solicitation or (iii) hiring or employing any Transferred Employee who has been terminated by Buyer or any of its affiliates.

(e)           Confidentiality.  For a period of three (3) years from the Closing Date, neither Seller nor any of their respective affiliates shall at any time hereafter make use of or disclose or divulge to any Person (other than to directors, officers, employees, counsel, accountants and similar representatives of Buyer or Sellers whose province it is to know the same) any confidential or proprietary information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court or governmental authority of competent jurisdiction) relating to Buyer or the Business, the identity of the customers and suppliers of Buyer or the Business, or the products, finances, contractual arrangements, business or methods of business of Buyer or the Business and shall use its best endeavors to prevent the publication or disclosure of any such information.  Sellers acknowledge that the Purchased Assets include trade secrets which Buyer has purchased and which Sellers are restricted from using or disclosing.

(f)            Injunctive Relief.  Sellers acknowledges that any violation of any provision of this Section 5.2 will cause irreparable harm to Buyer, that damages for such harm will be incapable of precise measurement and that, as a result, Buyer will not have an adequate remedy at law to redress the harm caused by such violations.  Therefore, in the event of a violation of Section 5.2 by any Seller Subject Party, Sellers agree that, in addition to its other remedies, Buyer shall be entitled, without the necessity of either proof of actual damage or the posting of a bond, to injunctive relief, including but not limited to an immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation.  Sellers acknowledge that any violation of this Section 5.2 will cause Buyer irreparable harm and that such irreparable harm will affect Buyer at its principal place of business in Orange, Connecticut, and, therefore, Sellers do hereby submit to jurisdiction before any state or federal court sitting in the State of Connecticut, at Buyer’s election, and Sellers hereby waive any right to raise the question of jurisdiction and venue in any action that Buyer may bring in any such court against Sellers.

(g)           Severability.  The parties understand and agree that the covenant set forth in this Section 5.2 shall be construed as a series of separate covenants not to compete, one covenant for each country, state and province within the Territory, one for each separate line of the Competitive Activities, and one for each month of the Non-Compete Period.  Should any clause, portion or paragraph of this Section 5.2 be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Section 5.2. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Sections 5.2(a), 5.2(c), 5.2(d) and 5.2(e), be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then a court may modify any such covenant or restriction in order to give it effect and allow it to be enforced to the greatest extent that would be reasonable and enforceable.

(h)           Acknowledgment.  Sellers acknowledge that this covenant not to compete is a mandatory condition precedent to the Closing of the transactions contemplated by this Agreement, and that, in the absence of the preceding covenant not to compete, Buyer would not have consented to the Closing.

(i)            Non-Compete Period.

(i)            The “Non-Compete Period” shall be two (2) years after the Closing Date or, if ordered by a court of competent jurisdiction, one of the periods of time listed in clause (ii).

(ii)           If ordered by a court of competent jurisdiction, the Non-Compete Period shall be one of the following periods of time:

(A)          one (1) year and six (6) months from the Closing Date;

(B)           one (1) year from the Closing Date; or

(C)           six (6) months from the Closing Date.

Section 5.3            Passage of Title and Risk of Loss.  Beneficial title and risk of loss with respect to the Purchased Assets and Assumed Liabilities, shall pass to Buyer at the Closing, regardless of when legal or equitable title thereto, or possession thereof, shall be transferred to Buyer.

Section 5.4            Transfer of Goodwill and Business.  From and after the Closing Date, each of the parties shall, when requested to do so by the other parties, provide reasonable good faith assistance to effectuate a smooth transfer of the Purchased Assets and Assumed Liabilities to Buyer.

Section 5.5            Expenses; Transfer Taxes.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.  Notwithstanding the foregoing, any sales, use, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Sellers to Buyer of the Purchased Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Sellers, on the one hand, and fifty percent (50%) by Buyer, on the other hand.  The party required by applicable law to file Returns required in connection with Transfer Taxes shall file such Returns and, subject to receipt of payment from either Sellers or Buyer, as applicable, of the amount of Transfer Taxes for which such other party or parties is liable pursuant to this Section 5.5, shall pay the amount of Transfer Taxes due with such Returns.  Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Returns and other documents required in connection with such Transfer Taxes.

Section 5.6            Taxes.  Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Buyer and Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets or the allocation described in Section 2.10.

Section 5.7            Employment Matters.

(a)  Effective immediately following the Closing Date, Buyer shall offer to employ the Business Employees set forth on Schedule 5.7(a) (the “Offered Employees”).  As of the Closing Date, Sellers shall terminate their employment of each Offered Employee or otherwise assign any applicable employment agreement to Buyer and shall cooperate with, and use their commercially reasonable efforts to assist, Buyer with Buyer’s hiring of the Offered Employees.  Each Offered Employee who accepts Buyer’s offer of employment or accepts Sellers’ assignment of his or her employment agreement to Buyer and commences employment with Buyer shall be referred to herein as a “Transferred Employee.”  For purposes of this Agreement, the employment of any Transferred Employee shall commence effective as of immediately following the Closing Date.  Sellers shall, and hereby do, assign to Buyer, effective as of the Closing, any non-competition or confidentiality agreement, covenants and restrictions to which any Transferred Employee is subject.

(b)           For a period of not less than one (1) year following the Closing Date, Buyer shall, and shall cause its subsidiaries and affiliates to, provide each Transferred Employee who remains employed during such period with compensation and benefits that are not less favorable in the aggregate than the compensation and benefits provided to such Transferred Employee immediately prior to the Closing Date.

(c)           Sellers shall pay all compensation or other money due to the Offered Employees with respect to their employment by Sellers through and including the Closing, including, without limitation, any change in control or sale bonuses, other bonuses, commissions and all other amounts payable to such employees pursuant to agreements, policies or awards of Sellers through Closing or as a result of the transactions contemplated by this Agreement.  Buyer or its affiliates shall be solely responsible for all employment and employee-benefits related liabilities, obligations, claims or losses that relate to any Transferred Employee (or any dependent or beneficiary of any Transferred Employee) that arise after the Closing, excluding, however, any liabilities, obligations, claims or losses arising under Sellers’ plans, policies or practices other than Severance Amounts or as otherwise provided for in this Section 5.7.

(d)           Sellers and Buyer intend that the transactions contemplated by this Agreement shall not result in severance of employment of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby and that the Transferred Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing; provided that, nothing set forth in this Section 5.7(d) shall transfer to Buyer obligations and liabilities with respect to any Transferred Employee arising prior to the Closing Date.  Sellers represent and warrant that, other than as listed in the Employee Letter or on Schedule 5.7(e), they do not maintain any plans, policies or severance agreements, and have not engaged in practices related to severance, that would obligate Sellers to pay severance to Transferred Employees who are offered and accept employment with Buyer with compensation and benefits that are not less favorable in the aggregate than the compensation and benefits provided to such Transferred Employee immediately prior to the Closing Date.  Buyer’s offers to Offered Employees may include a waiver of rights to Severance Amounts related to the termination of their employment with Sellers and their hire by Buyer.

(e)           Schedule 5.7(e)(i) sets forth a list of all Business Employees who will not be offered employment by Buyer as Transferred Employees (“Non-Offered Employees”).  Notwithstanding anything to the contrary contained here, any and all severance, paid time off, accrued vacation or other separation payments (along with any payroll taxes or workers’ compensation or unemployment insurance premiums required to be paid by the employer with respect thereto and any employer contributions to or premium payments for employee benefit plans with respect thereto) that become payable on or following the Closing Date as a result of the termination of employment of a Business Employee with respect to the Business Employees, including for the avoidance of doubt any such amounts that become payable under an existing employment agreement with any Transferred Employee,  but excluding, however, amounts in the nature of change in control bonuses of Sellers (collectively, the “Severance Amounts”) shall be paid by Buyer or, upon receipt of evidence reasonably satisfactory to Buyer that Sellers have paid such Severance Amounts with respect to such Business Employees, be reimbursed by Buyer to Sellers to the extent Sellers pay any such Severance Amounts; provided, that Buyer shall not be required to pay any such Severance Amounts with respect to those Non-Offered Employees set forth on Schedule 5.7(e)(ii) and any Non-Transferred Employees who continue employment with Sellers for a period of three months or more following Closing.  Prior to the payment of any Severance Amounts by a Seller to a Business Employee, Sellers shall obtain a general waiver and release of claims from such Business Employee in connection with and in exchange for the payment by Sellers of such Severance Amounts; provided, that, for the avoidance of doubt, if Sellers are required by applicable law or the terms of their existing plans, policies, practices or severance agreements to pay Severance Amounts without requiring a general waiver and release of claims, then Sellers shall instead with respect to affected Business Employees solicit and request a general waiver and release of claims and in such instances the failure of Sellers to obtain such a release shall in no way prevent or limit (i) Sellers’ ability to pay Severance Amounts to such Business Employee or (ii) Buyer’s obligations to pay or reimburse Sellers for such Severance Amounts in accordance with this Section 5.7(e).  Schedule 5.7(e)(i) sets forth the

Severance Amounts reasonably expected to be payable to each Non-Offered Employee (other than those on Schedule 5.7(e)(ii)) in connection with the transactions contemplated hereunder based on the current severance policies, plans and practices of Sellers and any existing employment or severance agreements with such Business Employee (the “Estimated Severance Amounts”).  Buyer’s obligations to pay Severance Amounts with respect to any Non-Offered Employee (other than those on Schedule 5.7(e)(ii)) shall in no way be limited to the corresponding Estimated Severance Amount set forth on Schedule 5.7(e)(i) with respect to such Non-Offered Employee, and Buyer shall also be responsible for any and all other amounts and liabilities, including any expenses, costs, settlement or award amounts in connection with claims related to termination of employment, that become payable or owing to such Non-Offered Employee relating to termination of such Non-Offered Employee’s employment with Sellers in connection with the transactions contemplated by this Agreement, unless any such amount in excess of such Estimated Severance Amount becomes payable as a result of the terms of an existing plan, policy, practice or employment or severance agreement of a Seller or its affiliates that is not disclosed in Schedule 5.7(e) or the Employee Letter or as a result of commitments made by Sellers after the date of this Agreement expressly to such Non-Offered Employee, in which case Sellers shall be responsible for the resulting Severance Amounts.  The parties shall keep one another reasonably informed of circumstances related to the termination of Non-Transferred Employees, the solicitation of waivers and releases and the determination of Severance Amounts, and in the event of any claim by a Non-Transferred Employee that goes beyond ordinary course determinations of Severance Amounts payable under existing plans, policies, practices and agreements for which Buyers are responsible hereunder, Sellers shall to the extent permitted tender to Buyer the right to defend and settle the same, and in any event Buyer shall not be liable for Severance Amounts resulting from the settlement of such claims if made without Buyer’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

(f)            Effective on the date immediately following the Closing Date, Buyer and its affiliates shall (i) recognize, for all purposes (including eligibility, vesting and benefit levels and accruals, but other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by Buyer or any of its affiliates for the benefit of the Transferred Employees, service with Sellers and their affiliates on or prior to the Closing Date to the extent such service was recognized under the corresponding Seller Plan covering such Transferred Employees and (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Buyer or any of its affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the corresponding Seller Plan immediately prior to the Closing, and (iii) to the extent permissible under plans of Buyer or its affiliates, provide credit for any co-payments, deductibles or similar payments made or incurred on or prior to the Closing Date for the plan year in which the Closing occurs.  Except as otherwise required under applicable law, as of the Closing Date, Buyer and its affiliates shall assume and honor all vacation days and paid time off days accrued but not yet taken by the Transferred Employees as of the Closing Date.

(g)           The Sellers and Buyer acknowledge and agree that all provisions contained in this Section 5.7 with respect to Business Employees and Transferred Employees are included for the sole benefit of the Sellers and Buyer, and that nothing in this Section 5.7, whether express or implied, shall be treated as an amendment or other modification to any employee benefit plan or other benefit or compensation program, agreement or other arrangement or create any third party beneficiary or other rights (i) in any Person other than the parties to this Agreement, including any current or former Business Employees or Transferred Employees, any participant in any Seller Plan, or any dependent or beneficiary thereof, or (ii) to continued employment or any particular term of condition of employment of any Person with the Sellers, Buyer or any of their respective affiliates.  Nothing in this Section 5.7 or any other provision of this Agreement shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement (including any Seller Plan).

Section 5.8            Customer Transition.  Sellers and Buyer will cooperate with respect to the transition of customers of the Business from Sellers to Buyer.  In connection with such transition, the parties agree to be bound by and comply with the provisions of Schedule 5.8.

Section 5.9            Buyer Covenants Not to Provide Sourcing Services.

(a)           Without the prior written consent of Sellers, for a period of thirty (30) months from the Closing Date, Buyer shall not, directly or through any other Person controlled by (through contract, equity ownership or otherwise) or acting at the direction or on behalf of Buyer (collectively, the “Buyer Subject Parties”), anywhere in the Territory, sell or provide Sourcing Services, whether as standalone services or in connection with the provision of other services by the Buyer Subject Parties, to any Existing Telwares Customer (as determined pursuant to Section 5.9(b)).

(b)           For purposes of Section 5.9(a), “Existing Telwares Customer” shall mean any Person to whom Sellers were providing managed services related to TEM immediately prior to the Closing and who become TEM managed services customers of Buyer as a result of the transactions contemplated by this Agreement.  “Existing Telwares Customer” shall include the counterparty Person(s) to any contract or related statement(s) of work pursuant to which Sellers are providing Sourcing Services (the “Sourcing Services Counterparties”), together with any direct or indirect subsidiaries, divisions or business units of such Sourcing Services Counterparties, subject to the following provisions of this Section 5.9(b).  In the event the Sourcing Services Counterparty is a direct or indirect subsidiary, division or business unit of a parent entity, “Existing Telwares Customer” shall not include any direct or indirect subsidiary, division or business unit of such parent entity other than the Sourcing Services Counterparty and any direct or indirect subsidiaries, divisions or business units of such Sourcing Services Counterparty; provided that if the Sourcing Services Counterparty is a direct or indirect subsidiary, division or business unit of a parent entity, “Existing Telwares Customer” shall include such parent entity and other direct or indirect subsidiaries, divisions and business units of such parent entity if Sellers can reasonably demonstrate to Buyer that the nature of the relationship with such Sourcing Services Counterparty properly extends to and includes such parent entity (in which case the “Existing Telwares Customer” shall include such parent entity and each of its direct or indirect subsidiaries, divisions and business units) or such other direct or indirect divisions, business units or subsidiaries (in which case the “Existing Telwares Customer” shall include such other direct or indirect divisions, business units or subsidiaries).  For purposes of the foregoing, “parent entity” shall mean, in the case of a division or business unit, any legal entity of which it is a direct or indirect division or business unit, and in the case of a subsidiary, its direct or indirect parent company.  To the extent Sellers and Buyer reasonably disagree in any material respect as to the identity of any Existing Telwares Customer, representatives of the respective management committees of the parties shall meet and endeavor in good faith to reach agreement as promptly as possible.  Notwithstanding the foregoing, “Existing Telwares Customer” shall exclude any Person listed on Schedule 5.9(b).

ARTICLE 6

INDEMNIFICATION

Section 6.1            Indemnified Losses. For the purpose of this Article 6 and when used elsewhere in this Agreement, “Losses” shall mean and include any and all probable and reasonably foreseeable liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys’ fees and other legal costs and expenses relating thereto; provided, that notwithstanding anything to the contrary contained herein, except to the extent comprising components of awards recovered by a third party in respect of a claim by such third party against an Indemnified Person, (i) in no event shall any Indemnifying Party be liable or responsible hereunder for any consequential or special damages or Losses (other than any such damages or Losses that are a reasonably foreseeable result of any breach giving rise to indemnity without regard to special circumstances, other than special circumstances existing with respect to the Business as it has been operated by Sellers) or punitive damages, and (ii) in no event shall Losses be calculated using or giving effect to any “EBITDA”, revenue, profit or other valuation multiplier.  In addition, the amount of Losses for which an Indemnified Person shall be entitled to recover hereunder shall be reduced by (i) any amounts actually received (including amounts actually received under applicable insurance policies) by or on behalf of any Indemnified Person on account of such Losses from third parties (net of out-of-pocket costs of obtaining such amounts) and (ii) any tax benefits actually received on account of such Losses in the year of such Losses, calculated on a with and without basis, provided that Losses that result in the use of a smaller amount of net operating loss carry-forwards, or that generate larger net operating losses to carry-forward, shall not be deemed to create a tax benefit in the year of such Losses.  In no event shall any Losses be recoverable under this Article 6 for any obligation, liability, breach, inaccuracy, nonfulfillment or failure to perform under one section or provision of this Agreement to the extent any party or Indemnifying Person has already made payment, or any party or Indemnified Person has already received payment, in respect of the matter giving rise to such Losses under this Article 6 or another section or provision of this Agreement (including, without limitation, any amounts that would otherwise have constituted Losses but are taken into account in the calculation of the adjustments to the Purchase Price contemplated in Sections 2.3, 2.4 and 2.5 hereof).

Section 6.2            Indemnification by Sellers.  Subject to the terms of this Agreement (including the limitations in this Article 6), Sellers hereby agree to indemnify and hold harmless

Buyer against and in respect of any Losses which arise out of or result from (without duplication):

(a)           any breach by Sellers of any representation or warranty of Sellers made herein;

(b)           any breach by Sellers of any covenant or obligation of Sellers in this Agreement;

(c)           any Excluded Liability other than (i) any Collective Contingent Business Liability, (ii) any Excluded Contractual Liabilities, and (iii) any Known Liability;

(d)           any Excluded Contractual Liabilities;

(e)           any Contingent Unknown Business Liability which does not also constitute a breach by Sellers of any representation or warranty of Sellers made herein, excluding the Fundamental Representations and Warranties;

(f)            any Contingent Unknown Business Liability which also constitutes a breach by Sellers of any representation or warranty of Sellers made herein, excluding the Fundamental Representations and Warranties;

(g)           any Assumed Contract Liability or Contingent Non-Customer Contract Liability;

(h)           any Contingent Unknown Business Liability which also constitutes a breach by Sellers of any Fundamental Representations and Warranties;

(i)            any violation by Sellers of any fraudulent conveyance laws with respect to the transactions contemplated by this Agreement;

(j)            any liabilities and obligations to the extent related to the Excluded Business and any “successor” or similar liability imposed on Buyer as a result of the transactions contemplated by this Agreement that does not relate to the Business, Purchased Assets or Assumed Liabilities; and

(k)           any Known Liability.

Section 6.3            Indemnification By Buyer.  Subject to the terms of this Agreement (including the limitations set forth in this Article 6), Buyer agrees to indemnify and hold harmless Sellers against and in respect of any Losses which arise out of or result from (without duplication):

(a)           any breach by Buyer of any representation or warranty of Buyer made herein;

(b)           any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

(c)           any Assumed Liability, excluding any Assumed Contract Liability;

(d)           any Assumed Contract Liability, but only after Sellers’ indemnification obligations with respect to the same no longer operate by virtue of the Cap, the survival period in Section 6.7 or other applicable limitations in this Article 6; and

(e)           any obligations or liabilities relating to or arising out of or in connection with the ownership or operation of the Purchased Assets or the Business following the Closing, other than the Excluded Liabilities.

Section 6.4            Mitigation.  A party that becomes aware of a Loss for which it may seek indemnification under this Article 6 shall use commercially reasonable efforts to mitigate such Loss, including taking any actions reasonably requested by the other party, and such other party shall not be liable for any Loss to the extent that it is attributable to the failure of the party seeking indemnification to comply with this Section 6.4.

Section 6.5            Notice.  Any party claiming it may be entitled to indemnification under this Article 6 (the “Indemnified Person”) shall give prompt written notice to the Person obligated to provide such indemnification (the “Indemnifying Person”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification hereunder may be based.  Such notice shall contain, with respect to each such claim, such facts and information as are then reasonably available, including the estimated amount of Losses and the specific basis for indemnification hereunder; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 6 except to the extent of any damage or liability caused by or arising out of such delay.

Section 6.6            Procedures; No Waiver; Exclusivity.  Without limiting Section 6.5, all claims for indemnification by a party pursuant to this Article 6 in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 6.6.  The Indemnified Person shall give prompt written notification to the Indemnifying Person of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 6 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 6 except to the extent of any damage or liability caused by or arising out of such delay.  Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only.  If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense.  The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered “Losses” for purposes of this Agreement.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  The party not controlling such defense shall, and shall cause its affiliates and employees to, at the Indemnifying Person’s sole cost and expense, reasonably aid, cooperate with and assist the controlling party in its defense.  An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed.  The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person other than the payment of money in an amount less than or equal to the Cap).

Section 6.7            Survival.  All representations and warranties made by Sellers and Buyer herein (except for those set forth in Sections 3.1, 3.2, 3.4, 4.1 and 4.2, which shall survive indefinitely and those set forth in Sections 3.16, 3.17 and 3.18 which shall survive the Closing for a period of five (5) years), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of eighteen (18) months following the Closing Date.  No claim may be asserted under Section 6.2(a) or 6.3(a) with respect to breach of a representation or warranty (except for claims for breach of a representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.16, 3.17, 3.18, 4.1, or 4.2) after the eighteen (18) month anniversary of the Closing Date, or under Sections 6.2(e), (f) or (g) after the twenty-four (24) month anniversary of the Closing Date, provided that claims as to which written notice is given pursuant to Section 6.5 prior to the relevant date specified above as applicable to such claims may be prosecuted thereafter until such claims are resolved.  All other indemnity obligations set forth in Section 6.2  and Section 6.3(b) shall survive indefinitely.

Section 6.8            Limitations on Indemnification.

(a)           As used herein, the term “Fundamental Representations and Warranties” shall mean the representations and warranties set forth in Section 3.1, 3.2, 3.4, 3.16, 3.17 and 3.18.  Notwithstanding any other provision of this Agreement, Sellers shall not be liable to Buyer for:

(i)            Losses under Section 6.2(a) (other than from breach of Fundamental Representations and Warranties) and Sections 6.2(f) and (g) in the aggregate in excess of $1,500,000 (the “Cap”);

(ii)           Losses under Section 6.2(e), which when aggregated with Losses under Section 6.2(a) (other than from breach of Fundamental Representations and Warranties) and Sections 6.2(f) and (g) exceed $2,500,000; and

(iii)          Losses under Section 6.2(a) with respect to the breach of Fundamental Representations and Warranties and under Sections 6.2(b), (d), (h), (i) and (k), which when aggregated with Losses under Section 6.2(a) (other than from breach of Fundamental Representations and Warranties) and Sections 6.2 (e), (f) and (g)  exceed the Purchase Price.

For the avoidance of doubt, the indemnity obligations set forth in Sections 6.2(c) and (j) shall not be subject to any such limitation.

(b)           Notwithstanding any other provision of this Agreement, Buyer shall not be liable to Sellers for Losses under Section 6.3(a), other than from breach of Buyer’s representations and warranties set forth in Sections 4.1 and 4.2, in the aggregate in excess of $1,500,000 (the “Cap”).  Notwithstanding any other provision of this Agreement, Buyer shall not be liable to Sellers for Losses under Section 6.3(a) with respect to breach of Buyer’s representations and warranties set forth in Sections 4.1 and 4.2, and Section 6.3(b) in the aggregate in excess of the Purchase Price.  For the avoidance of doubt, the indemnity obligations set forth in Section 6.3(c), (d) and (e) shall not be subject to any such limitation.

Section 6.9            Set-Off.

(a)           Buyer shall set-off against the Deferred Cash Consideration for any amounts payable to Buyer pursuant to this Article 6 or under Section 2.3, Section 2.4, Section 2.5 or Section 5.8 (and Schedule 5.8) (a “Claimed Set-Off”), and (i) with respect to any amounts that become payable to Buyer pursuant to Sections 6.2(a), (e), (f) and (g), other than from breach of Fundamental Representations and Warranties, Buyer’s sole recourse shall be by set-off first against up to $250,000 of the First Installment (or in the case of amounts payable to Buyer pursuant to Section 6.2(e), first against the entire amount of the Full Installment) and next against up to the entire amount of the Second Installment, (ii) with respect to any amounts that become payable to Buyer pursuant to Section 2.3, Buyer’s sole recourse shall be by set-off first against the Second Installment and (iii) with respect to any amounts that become payable to Buyer pursuant to Section 5.8 (and Schedule 5.8), Buyer’s sole recourse shall be by set-off against the Deferred Cash Consideration.

(b)           Any time Buyer has set-off rights against the Deferred Cash Consideration, such rights shall be applied first in reduction of the First Installment (if not yet paid) as provided in Section 6.9(a) and then in reduction of the Second Installment (if not yet paid).  Set-off rights under Section 6.9(a) shall be applied such that any Reduction in Purchase Price under Section 2.4 is recovered first, then any Receivable Shortfall under Section 2.5 is recovered second, then any reduction in Purchase Price under Section 2.3 is recovered third, and then any indemnity claims are recovered.  If on the date that the First Installment is due and payable, the adjustments provided for in Section 2.4 or 2.5 are not finally resolved, then the amount in dispute that would be payable to Buyer if the dispute was resolved in Buyer’s favor, and any other validly made pending indemnity claims of Buyer, shall be withheld from the First Installment pending final resolution.  In the event that Buyer pays to Seller all or any portion of the First Installment, and Buyer’s set-off rights exceed the amount of the Second Installment, then Seller shall disgorge and pay to Buyer amounts received as the First Installment, up to the amount of all unsatisfied set-off rights of Buyer.

(c)           Buyer shall give Sellers written notice of any Claimed Set-Off.  Except in the case of a Claimed Set-Off made pursuant to Section 2.3, Section 2.4 or Section 2.5 (which claims may be made by Buyer only after amounts are finally determined to be owing to Buyer in accordance with Section 2.3, Section 2.4 or Section 2.5), Sellers shall have thirty (30) days from the date of Buyer’s written notice to object to the Claimed Set-Off.  Sellers shall make any objection to a Claimed Set-Off in writing and shall forward the same to Buyer.  If Sellers do not timely object to a Claimed Set-Off, or in the case of any Claimed Set-Off made pursuant to and when permitted by Section 2.3, Section 2.4 or Section 2.5, Buyer may permanently set-off against the Deferred Cash Consideration as set forth in this Section 6.9.

(d)           If the Sellers do timely object and Sellers and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Sellers or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off.  If Sellers object to a Claimed Set-Off, or during the pendency of Sellers’ thirty (30) day notice period, Buyer may withhold the amount of the Claimed Set-Off from payments otherwise due as Deferred Cash Consideration pending final determination of the Claimed Set-Off.

Section 6.10         Exclusive Remedy.  Notwithstanding anything in this Agreement to the contrary, (a) the provisions of this Article 6 (and solely for purposes of determining the Purchase Price as provided therein, Sections 2.3, 2.4 and 2.5) set forth the sole and exclusive remedy of the parties hereto with respect to this Agreement or any certificate, document, writing or instrument delivered pursuant to or in connection with this Agreement or any matter or event described herein or therein or transaction contemplated hereby or thereby and (b) in no event shall any Losses be recoverable under this Article 6 to the extent (i) the subject matter, circumstance or event giving rise to such Losses was a component of, or was taken into account in, the determination and calculation of the Net Current Assets or (ii) any Indemnifying Party has already made payment, or any Indemnified Party has already received payment, in respect of the subject matter, circumstance or event giving rise to such Losses under another Section or provision of this Agreement.  Without limiting the generality of the foregoing, except as provided in this Article 6 (and solely for purposes of determining the Purchase Price as provided therein, Sections 2.3 and 2.4), each of the parties hereby waive, to the fullest extent permitted by applicable law, any and all rights, claims and causes of action it or any of its affiliates may have with respect to this Agreement or any certificate, document, writing or instrument delivered pursuant to or in connection with this Agreement or any matter or event described herein or therein or the transactions contemplated hereby or thereby.

Section 6.11         Tax Treatment.  Any payments made to any party pursuant to this Article 6 shall constitute an adjustment of the Purchase Price for applicable Tax purposes unless otherwise required by applicable law.

Section 6.12         Access and Cooperation with Claims.  Subject to Section 5.2(e), each party shall provide the other party and its respective affiliates and their representatives with reasonable access (on-site or otherwise), during normal business hours, to all books, records, employees and properties of the Business held or employed by such party and not subject to attorney-client privilege, work product doctrine or other similar privilege inuring to the benefit of such party (unless pursuant to a joint defense or similar agreement), including without limitation accounting and Tax records, sales and purchase documents, notes, memoranda and other electronic or written data, in each case, for purposes of defending any action, suit or proceeding brought against such party, including any claim for which indemnification pursuant to this Article 6 may be sought.

ARTICLE 7

MISCELLANEOUS

Section 7.1            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

To Buyer:

Tangoe, Inc.

35 Executive Boulevard

Orange, CT  06477-3621

Attention:  Chief Financial Officer

With a copy to:

Thomas P. Flynn, Esq.

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT  06103-1919

To Sellers:

Telwares, Inc.

7901 Stoneridge Drive

Pleasanton, CA 94588

Attention:  Chief Financial Officer

With a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY  10022

Attention:  David S. Allinson, Esq.

Attention:  Eli G. Hunt, Esq.

Section 7.2            Entire Agreement.  This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

Section 7.3            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.4            Parties in Interest; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns; provided that neither Buyer nor Sellers may assign or delegate this Agreement or any right, liability or obligation hereunder without the other such party’s prior written consent and any such assignment or delegation without the prior written consent of such other party shall be void and of no force or effect.  The provisions of this Agreement are made for purposes of this Agreement only and for the benefit of the entities signing below that are expressly identified as “parties” hereto.  Nothing in this Agreement shall confer or create any additional rights or obligations under applicable laws or grant to or create in any other Person (including without limitation any direct or indirect equity-holder, affiliate, officer, director, employee, agent or representative of any party hereto) any right, obligation or benefit hereunder.  Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against, the entities signing below that are expressly identified as the “parties” hereto and no other Person (including without limitation any such direct or indirect equity-holder, affiliate, officer, director, employee, agent or representative of any party hereto) shall have any liability for any obligations or liabilities of such parties (whether in tort, contract or otherwise) under this Agreement or any certificate, document, writing or instrument delivered pursuant to or in connection with this Agreement or any matter or event described herein or therein or the transactions contemplated hereby or thereby.

Section 7.5            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to its conflicts of laws principles.

Section 7.6            Schedules and Headings.  All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

Section 7.7            Amendment.  This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

Section 7.8            Waiver.  Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

Section 7.9            Facsimile and PDF Signatures.  Facsimile and PDF signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures.  If any party delivers a copy of this Agreement containing a facsimile or PDF signature, such party shall promptly forward copies containing original signatures to the other parties; provided, however, that the copies containing the facsimile or PDF signatures shall remain binding even if the document containing original signatures is not sent to the other parties.

Section 7.10         Press Release. Without the prior written consent of the other parties, no party shall make any public announcement or issue any press release relating to this Agreement, or any related agreements or transactions contemplated hereby or thereby, provided however, that nothing herein shall prevent any party from making any disclosure required by law.

[The remainder of this page is intentionally left blank; the next succeeding page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

TANGOE, INC.

By:	/s/ Albert R. Subbloie
Name: Albert R. Subbloie
Title: President + CEO

TELWARES, INC.

By:	/s/ Phillip Petzold
Name: Phillip Petzold
Title: CFO

VERCUITY SOLUTIONS, INC.

By:	/s/ Phillip Petzold
Name: Phillip Petzold
Title: CFO

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

BILL OF SALE, ASSIGNMENT AND CONVEYANCE

Effective as of                    , 2011

WHEREAS, TANGOE, INC., a Delaware corporation (“Buyer”), TELWARES, INC., a Delaware corporation (“Telwares”) and VERCUITY SOLUTIONS, INC., a Delaware corporation (together with Telwares, “Sellers”) have entered into an Asset Purchase Agreement dated as of                      , 2011 (which, together with the exhibits thereto, is hereinafter referred to as the “Asset Purchase Agreement”; unless the context otherwise requires, capitalized terms used but not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement); and

WHEREAS, the Asset Purchase Agreement contemplates and provides for the assignment, transfer and conveyance to Buyer of the Purchased Assets by Sellers;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers do hereby convey, transfer, assign and deliver to Buyer, as of the date first above appearing, all of Sellers’ right, title and interest in and to the Purchased Assets, free and clear of all Liens (except for Permitted Liens):

TO HAVE AND TO HOLD unto Buyer, its successors and assigns forever all of the Purchased Assets hereby conveyed, transferred, assigned and delivered.

Sellers hereby irrevocably make, constitute and appoint Buyer the true and lawful attorney of each Seller, with full power of substitution, for and in the stead of each Seller but on behalf and for the benefit of Buyer, to demand and receive from time to time any and all property, tangible and intangible, constituting any of the Purchased Assets and to give receipts and releases for and in respect of the same and any part thereof and, from time to time, to institute and prosecute in the stead of each Seller, but at the expense and for the benefit of Buyer, any and all proceedings at law, in equity or otherwise, which Buyer may deem proper to collect, assert or enforce any claim, right or title of any kind in respect of any of the Purchased Assets and to defend and compromise any and all actions, suits or proceedings hereafter instituted in respect of any of the Purchased Assets and to do all such acts and things in relation to the Purchased Assets as Buyer shall deem desirable, except in all cases as otherwise contemplated by the Asset Purchase Agreement.

Sellers hereby covenant and agree to execute and deliver to Buyer such other instruments of conveyance, assignment and transfer as Buyer may reasonably request in order more fully to vest in Buyer all and singular the rights and properties hereby conveyed, transferred, assigned and delivered.

This Bill of Sale, Assignment and Conveyance shall be governed by and construed in accordance with the internal laws, as opposed to the rules governing conflicts of laws, of the State of Connecticut.

This Bill of Sale, Assignment and Conveyance shall be binding upon Sellers and their respective successors and assigns.

This Bill of Sale may be executed via facsimile or PDF.

IN WITNESS WHEREOF, each Seller has caused this instrument to be signed in its name by its proper and duly authorized corporate officer.

TELWARES, INC.

By
Name:
Title:

VERCUITY SOLUTIONS, INC.

By
Name:
Title:

EXHIBIT B

LEASE ASSIGNMENTS

[Please see attached.]

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Agreement”) is made as of this 28th day of February, 2011, by and between Vercuity Solutions, Inc., a Delaware corporation (“Assignor”), TANGOE, INC., a Delaware corporation (“Assignee”) and Pueblo Partners Limited Partnership No 1 (“Landlord”).

RECITALS OF FACT

A.            Assignor is the present “Tenant” under that certain Lease Agreement originally dated July 26, 2006 and subsequently amended by the Confirmation of Lease Terms, dated January, 2007, between Assignor and Landlord. The Lease Agreement, including any amendments thereto, is herein referred to as Lease (the Lease”).

B.            The Lease affects that certain approximately 18,946 rentable square feet of space located at University Center, 41 Montebello Road, Pueblo, CO 81002 (the “Premises”), which Premises comprise a portion of the real property described therein (the “Property”).

C.            In connection with the sale of its business to Assignee Assignor desires to assign to Assignee and Assignee desires to accept from Assignor the assignment of the leasehold interest and all other rights and obligations created under the Lease, effective as of the date of this Agreement (hereinafter the “Closing Date”), subject to the terms and conditions set forth herein.

D.            Landlord wishes to consent to the assignment of the Lease from Assignor to Assignee on the terms and conditions of this Agreement.

AGREEMENT

IN CONSIDERATION of the premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, the parties hereby agree as follows:

1.             Assignment. Effective as of the Closing Date, Assignor hereby assigns, transfers, sets over and conveys to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to (a) the Lease; (b) the Premises; (c) all security deposits and prepaid rentals with respect to the Lease; (d) any other portion of the Property in which Assignor has any right or interest under the Lease or any associated or collateral agreements; and (e) all incidental and appurtenant rights which Assignor may have or possess in connection with the Lease, the Premises or the Property. Assignor represents that Assignor has delivered true, correct and complete copies of the Lease to Assignee.

2.             Assumption. Effective as of the Closing Date, Assignee hereby assumes each and every obligation of “Tenant” arising or to be performed after the Closing Date under the Lease.

3.             Further Action. Each of Assignor and Assignee hereby covenants that it will, at any time and from time to time, upon written request therefor, execute and deliver to the other party and its successors and assigns, any new or confirmatory instruments which such party or its successors and assigns may reasonably request in order to fully consummate the assignment, assumption and transfer contemplated hereby.

4.             Landlord’s Consent. Landlord hereby consents to the terms of this Agreement without waiver of the restriction concerning further assignment.

5.             Miscellaneous. This Agreement shall be governed by the laws of the state in which the Property is located. This Agreement may not be amended except by a document signed by all parties hereto.

6.             Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASSIGNOR:	Vercuity Solutions, Inc.

	By:	/s/ Phillip Petzold
		Name:	Phillip Petzold
		Title:	CFO

ASSIGNEE:	TANGOE, INC.

	By:	/s/ Albert R. Subbloie
		Name:	Albert R. Subbloie
		Title:	President & CEO

LANDLORD:	Pueblo Partners Limited, Partnership No. 1

	By:	/s/ Mark Gleischman
		Name:	Mark Gleischman
		Title:	President, Gleischman Sumner Co. Inc.

200-700 Lanidex Associates, L.P.

c/o Ivy Realty Services LLC

One Paragon Drive, Suite 125

Montvale, New Jersey 07645

February 16, 2011

Telwares Inc.

500 Lanidex Plaza

Parsippany, New Jersey 07054

Tangoe Inc.

35 Executive Blvd.

Orange, CT 06477

Re:          Proposed Assignment and Assumption of Lease Agreement (the “Assignment”) between Telwares Inc. (“Assignor”) and Tangoe Inc. (“Assignee”), regarding Office Lease, dated as of May 30,2002, between 200-700 Lanidex Associates, L.P., successor-in-interest to Transwestern Lanidex, L.L.C. (“Landlord”), as landlord, and Assignor, successor-in-interest to PRG-Schultz USA, Inc., as tenant, as amended by Assignment and Assumption of Lease and Consent dated January 16, 2004 and First Amendmentto Lease dated January 22, 2010 (collectively, the “Lease”) for 10,233 rentable square feet of space (the “Demised Premises”) on the third (3rd) floor of the Building located at 500 Lanidex Plaza, Parsippany, New Jersey (the “Building”)

Gentlemen:

We, Landlord, have reviewed the proposed Assignment referred to above and, subject to the conditions and provisions contained herein, hereby grant our consent to the transactions contemplated therein.

The undersigned expressly agree and acknowledge that Assignee shall assume all of the obligations of “Tenant” under the Lease which accrue from and after the effective date of the Assignment. Effective as of the effective date of the Assignment, Assignor shall be released from all of its obligations and liabilities under the Lease which accrue from and after the effective date of the Assignment (except to the extent such obligations and/or liabilities would have otherwise survived the expiration or earlier termination of the Lease). Assignor agrees that Landlord and Assignee may hereafter change, modify or amend the Lease in any way, including the rental to be paid thereunder, and that further assignments may be made, without notice to or consent of Assignor.

1

This consent shall in no way be deemed an acquiescence to or an acceptance of any modifications of the Lease set forth in the Assignment, and such modifications (if any) shall not be binding upon Landlord.

This consent is a consent by Landlord only to the transactions contemplated by this Assignment. In no event shall this consent be deemed a waiver by Landlord of “Tenant’s” obligation to obtain the consent of Landlord to any future assignment or sublease.

Notwithstanding anything to the contrary contained in the Assignment, Assignor hereby acknowledges and agrees that the terms of Article 13(C) of the Lease require Assignor to pay to Landlord an amount equal to fifty (50%) percent of any consideration received by Assignor from Assignee in connection with the Assignment, and Assignor hereby covenants to pay such amounts (if any) to Landlord, in full, upon the execution of this consent letter.

Assignor and Assignee hereby acknowledge and agree that the Assignment may not be recorded. Assignee acknowledges that ii accepts the Demised Premises in its current “as is” condition. Landlord shall not be obligated to perform, any work or make any installations in order to prepare the Demised Premises for Assignee’s occupancy thereof.

By signing hereunder, Assignor and Assignee agree and acknowledge that the transactions contemplated in the Assignment shall be effected in accordance with the terms and conditions of the Lease and this letter and, in the event any conflict should arise between the terms and conditions of the Assignment and the terms and conditions of the Lease and this letter, the terms and conditions of the Lease and this letter shall control.

Assignor hereby waives any right to the Security Deposit currently being held by Landlord pursuant to Article 6 of the Lease. Accordingly, the Security Deposit shall be returned to Assignee following the expiration or sooner termination of the Lease in accordance with the terms and conditions set forth therein.

Assignor and Assignee hereby agree to jointly and severally defend, indemnify and save harmless Landlord from and against any claim which may be asserted against Landlord by any broker if (a) the claim is made in connection with this transaction, and (b) arises out of conversations or dealings between Assignor and/or Assignee and any claiming broker. Assignor and Assignee hereby jointly and severally agree to reimburse Landlord for reasonable expenses, losses, costs and damages (including reasonable attorneys’ fees and court costs) incurred by Landlord in connection with such claims.

Landlord’s consent to file Assignment is conditioned upon (i) Assignor and Assignee signing this letter where Indicated below and returning a fully signed original of such letter (which may be signed in counterparts) to Landlord, along with a fully executed copy of the Assignment, (ii) Assignee’s delivery to Landlord of a certificate of insurance, which names Landlord as an additional insured and otherwise complies with the requirements of the Lease, (iii) Assignee’s delivery to Landlord of the name, address and telephone number (both day and

2

evening) of Assignee’s local contact person and emergency contact person, and (iv) payment in full of the invoice of out attorneys for legal services rendered in connection with this transaction (such invoice to be forwarded to the parties).

Very truly yours,

200-700 LANIDEX ASSOCIATES, L.P.
			By:	Ivy Realty, XLIV, L.L.C., its general partner

			By:	/s/ Anthony Ditomasso
				Name:	Anthony Ditomasso
				Title:	Manager

ACCEPTED AND AGREED:

TELWARES INC.

By:	/s/ Phillip Petzold
	Name:	Phillip Petzold
	Title:	CFO

TANGOE INC.

By:	/s/ Albert R. Subbloie
Albert R. Subbloie
President & CEO

3

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Agreement”) is made as of this 16 day of March 2011, by and between Telwares Inc., a Delaware corporation (“Assignor”), [TANGOE INC.], a Delaware corporation (“Assignee”) and Plaza Colorado LLC (“Landlord”).

RECITALS OF FACT

A.            Assignor is the present “Tenant” under that certain Lease Agreement dated 11/16/04 between Assignor and Landlord as amended by Second Amendment dated 6/9/10 (the Lease”).

B.            The Lease affects that certain approximately 8,023 square feet of space commonly known as 5889 Greenwood Plaza Blvd, Greenwood Village, CO 80111 (the “Premises”), which Premises comprise a portion of the real property described therein (the “Property”).

C.            Assignor desires to assign to Assignee and Assignee desires to accept from Assignor the assignment of the leasehold interest and all other rights created under the Lease, effective as of the date of this Agreement (hereinafter the “Closing Date”), subject to the terms and conditions set forth herein.

D.            Landlord wishes to consent to the assignment of the Lease from Assignor to Assignee on the terms and conditions of this Agreement.

E.             The parties have agreed to execute this Assignment and Assumption of Lease Agreement in connection with the transfer of certain assets of Assignor to Assignee as more fully described in the Asset Purchase Agreement dated March       , 2011 by and between Assignor, Vercuity Solutions Inc. and Assignee (the “Purchase Agreement”).

AGREEMENT

IN CONSIDERATION of the premises and covenants set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, the parties hereby agree as follows:

1.             Assignment. Effective as of the Closing Date, Assignor hereby assigns, transfers, sets over and conveys to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to (a) the Lease; (b) the Premises; (c) all security deposits and prepaid rentals with respect to the Lease; (d) any other portion of the Property in which Assignor has any right or interest under the Lease or any associated or collateral agreements; and (e) all incidental and appurtenant rights which Assignor may have or possess hi connection with the Lease, the Premises or the Property. Assignor represents that Assignor has delivered true, correct and complete copies of the Lease to Assignee.

2.             Assumption. Effective as of the Closing Date, Assignee hereby assumes each and every obligation of “Tenant” arising or to be performed after the Closing Date under the Lease.

3.             Representations and Warranties. The covenants, representations, warranties and indemnities of Assignor and Assignee in the Purchase Agreement shall not be limited by anything contained in this Agreement, and in the event of any conflict between the provision of this Agreement and the representations and warranties of Assignor and/or Assignee in the Purchase Agreement, the representations and warranties of the Assignor and/or Assignee in the Purchase Agreement shall prevail.

4.             Further Action. Each of Assignor and Assignee hereby covenants that it will, at any time and from time to time, upon written request therefor, execute and deliver to the other party and its successors and assigns, any new or confirmatory instruments which such party or its successors and assigns may reasonably request in order to fully consummate the assignment, assumption and transfer contemplated hereby.

5.             Landlord’s Consent.    Landlord hereby consents to the terms of this Agreement without waiver of the restriction concerning further assignment.

6.             Miscellaneous. This Agreement shall be governed by the laws of the state in which the Property is located. This Agreement may not be amended except by a document signed by all parties hereto.

7.             Counterparts.   This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year fist above written.

ASSIGNOR:	Telwares Inc.

	By:	/s/ Phillip Petzold
		Name:	Phillip Petzold
		Title:	CFO

ASSIGNEE:	[TANGOE, INC.]

	By:	/s/ Albert R. Subbloie
		Name:	Albert R. Subbloie
		Title:	President & CEO

LANDLORD:	Plaza Colorado LLC

	By:	/s/ Robert Bradley
		Name:	Robert Bradley
		Title:	Manager

EXHIBIT C

ASSUMPTION OF LIABILITIES

Effective as of                 , 2011

WHEREAS, TANGOE, INC., a Delaware Corporation (“Buyer”), TELWARES, INC., a Delaware corporation (“Telwares”) and VERCUITY SOLUTIONS, INC., a Delaware corporation (together with Telwares, “Sellers”) have entered into an Asset Purchase Agreement dated as of                 , 2011 (which, together with the exhibits thereto, is hereinafter referred to as the “Asset Purchase Agreement”; unless the context otherwise requires, capitalized terms used but not defined herein have the respective meanings ascribed to them in the Asset Purchase Agreement); and

WHEREAS, the Asset Purchase Agreement contemplates and provides for the assumption by Buyer of all of the Assumed Liabilities;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

Buyer does hereby assume, and agrees to pay and perform, all of the Assumed Liabilities, effective as of the date first appearing above.

This Assumption of Liabilities is executed and delivered pursuant to the Asset Purchase Agreement.  The terms of the Asset Purchase Agreement are incorporated herein by reference.

This Assumption of Liabilities shall be governed by and construed in accordance with the internal laws, as opposed to the rules governing conflicts of laws, of the State of Connecticut.

This Assumption of Liabilities shall be binding upon Buyer and its respective successors and assigns.

This Assumption of Liabilities may be executed via facsimile or PDF.

Dated as of                   , 2011.

TANGOE, INC.

By:
Name:
Title: